                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       NATIONWIDE CELLULAR SERVICE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       NATIONWIDE CELLULAR SERVICE, INC.

                            20 EAST SUNRISE HIGHWAY
                       VALLEY STREAM, NEW YORK 11581-1252


                                August 21, 1995


TO OUR STOCKHOLDERS:


     You are cordially invited to attend the Special Meeting of Stockholders of Nationwide Cellular Service, Inc. (the "Company"), to be held at The Drake Hotel, 440 Park Avenue, New York, New York 10022 on Tuesday, September 19, 1995 at 10:00 a.m., local time.



     At the Special Meeting of Stockholders you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated May 22, 1995, as Amended and Restated as of August 17, 1995 (the "Merger Agreement"), by and among MCI Communications Corporation, a Delaware corporation ("MCI"), NTS Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of MCI (the "Purchaser"), and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and an indirect wholly-owned subsidiary of MCI. If the proposed Merger is consummated, each share of the Company's common stock, par value $0.01 per share (the "Shares") (other than Shares held by the Company, MCI, the Purchaser, any of their respective subsidiaries or by stockholders who perfect their statutory appraisal rights under Delaware law), will be converted into the right to receive $18.50 in cash, without interest thereon.



     In the event that the Merger is approved and the other conditions set forth in the Merger Agreement are satisfied or waived, prior to the effective date of the Merger, the Company will distribute, on a pro rata basis to holders of Shares and to the holder of a stock purchase warrant, a number of shares of the common stock of Cellular Technical Services Company, Inc. ("CTS") owned by the Company determined as provided in the Merger Agreement (the "Spin-Off Distribution"). No vote of stockholders of the Company is required, or is being requested, in connection with the Spin-Off Distribution.


     Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. All Shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR approval and adoption of the Merger Agreement. Detailed information concerning the Merger is set forth in the attached Proxy Statement, which we urge you to read carefully.

     YOUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In reaching this conclusion, the Board relied upon, among other things, the oral opinion of PaineWebber Incorporated, an investment banking firm engaged by the Board, as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company pursuant to the Merger. A copy of the written confirmation of this opinion is attached to the enclosed Proxy Statement as Annex B and should be read in its entirety.

     Your vote is important to the Company. Whether or not you plan to attend the Special Meeting in person and regardless of the number of Shares you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

                                            Sincerely,

                                            Stephen Katz
                                            Chairman and Chief Executive Officer

                       NATIONWIDE CELLULAR SERVICE, INC.

                            20 EAST SUNRISE HIGHWAY
                       VALLEY STREAM, NEW YORK 11581-1252

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                   TO BE HELD ON TUESDAY, SEPTEMBER 19, 1995


                             ---------------------


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Nationwide Cellular Service, Inc. (the "Company") will be held at The Drake Hotel, 440 Park Avenue, New York, New York 10022 on Tuesday, September 19, 1995 at 10:00 a.m., local time, for the following purposes:



     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated May 22, 1995, as Amended and Restated as of August 17, 1995 (the "Merger Agreement"), by and among MCI Communications Corporation, a Delaware corporation ("MCI"), NTS Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of MCI (the "Purchaser"), and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement,
        (a) the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and an indirect wholly-owned subsidiary of MCI, and (b) each share of the Company's common stock, par value $0.01 per share (the "Shares"), outstanding at the effective time of the Merger (other than Shares held by the Company, MCI, the Purchaser, any of their respective subsidiaries or by stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive $18.50 in cash, without interest thereon.


     2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     The Merger and other related matters are more fully described in the attached Proxy Statement and Annexes thereto.

     The stock transfer books of the Company will not be closed but only stockholders of record at the close of business on July 24, 1995 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the Special Meeting; in addition, the list will be open for examination by any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours, for a period of at least 10 days prior to the Special Meeting, at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, 18th Floor, New York, New York 10036.

     All Shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR approval and adoption of the Merger Agreement. Stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware will, under certain circumstances, have the right, if the Merger is consummated, to dissent and to demand appraisal of the fair market value of their Shares. A copy of Section 262 is attached to the Proxy Statement as Annex
C. See "The Merger -- Rights of Dissenting Stockholders" in the accompanying Proxy Statement for a description of the procedures required to exercise dissenters' rights properly.

     YOUR VOTE IS IMPORTANT TO THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING, REVOKE YOUR PROXY AND VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY CARD.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Jerome Sanders
                                            Secretary

Valley Stream, New York

August 21, 1995

                       NATIONWIDE CELLULAR SERVICE, INC.
                            20 EAST SUNRISE HIGHWAY

                       VALLEY STREAM, NEW YORK 11581-1252


                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                        SPECIAL MEETING OF STOCKHOLDERS


                   TO BE HELD ON TUESDAY, SEPTEMBER 19, 1995


                             ---------------------

                                  INTRODUCTION


     This proxy statement (the "Proxy Statement") is being furnished to stockholders of Nationwide Cellular Service, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Special Meeting of Stockholders (the "Special Meeting") to be held at The Drake Hotel, 440 Park Avenue, New York, New York 10022 on Tuesday, September 19, 1995 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.



     At the Special Meeting, the holders of the shares of common stock, par value $0.01 per share (the "Shares"), of the Company will be asked to consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger, dated May 22, 1995, as Amended and Restated as of August 17, 1995 (the "Merger Agreement"), by and among MCI Communications Corporation, a Delaware corporation ("MCI"), NTS Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of MCI (the "Purchaser"), and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, (a) the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation") and an indirect wholly-owned subsidiary of MCI, and (b) each Share outstanding at the effective time of the Merger (other than Shares held by the Company, MCI, the Purchaser, any of their respective subsidiaries or by stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive $18.50 in cash, without interest thereon, and (ii) the transaction of such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.



     In the event that the Merger is approved and the other conditions set forth in the Merger Agreement are satisfied or waived, prior to the effective time of the Merger the Company will distribute, on a pro rata basis to holders of Shares and to the holder of a stock purchase warrant, a number of shares of the common stock of Cellular Technical Services Company, Inc. ("CTS") owned by the Company (the "CTS Common Stock") determined as provided in the Merger Agreement (the "Spin-Off Distribution"). As of the date hereof, the Company owns 3,340,000 shares of CTS Common Stock and holds an option (the "CTS Option") to purchase an additional 640,000 shares of CTS Common Stock, which CTS Option the Company has agreed in the Merger Agreement to exercise prior to the Spin-Off Distribution. Upon exercise of the CTS Option, the Company will own approximately 37.3% of the outstanding CTS Common Stock. No vote of stockholders of the Company is required, or is being requested, in connection with the Spin-Off Distribution.


     The enclosed proxy is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should you so desire. You may revoke or change your proxy at any time prior to its use at the Special Meeting by giving the Company a written direction to revoke your proxy, giving the Company a new proxy or attending the Special Meeting and voting in person.

     A conformed copy of the Merger Agreement is included as Annex A hereto. The summaries of portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

     YOUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In reaching this conclusion, the Board relied upon, among other things, the oral opinion of PaineWebber Incorporated, an investment banking firm engaged by the Board, as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company pursuant to the Merger. A copy of the written confirmation of this opinion is attached to the enclosed Proxy Statement as Annex B and should be read in its entirety.

     Stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of
Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will, under certain circumstances, have the right if the Merger is consummated to dissent and to demand appraisal of the fair market value of their Shares. A copy of Section 262 of the DGCL is attached to the Proxy Statement as Annex C. See "The Merger -- Rights of Dissenting Stockholders" for a description of the procedures required to exercise dissenters' rights properly.

     The Company's principal executive office is located at 20 East Sunrise Highway, Valley Stream, New York, New York 11581-1252, and the telephone number at that address is (516) 568-2000.


     This Proxy Statement is first being mailed to the Company's stockholders on or about August 21, 1995.


                             ---------------------


              The date of this Proxy Statement is August 21, 1995.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    5
  Parties to the Merger...............................................................    5
  The Special Meeting.................................................................    5
  Vote Required.......................................................................    5
  Director and Adelson Voting Agreements..............................................    6
  Recommendation of the Board and Reasons for the Merger..............................    6
  Opinion of Financial Advisor........................................................    6
  Interests of Certain Persons in the Merger..........................................    6
  Effective Time......................................................................    7
  Surrender of Stock Certificates; Payment for Shares.................................    7
  Conditions to the Merger............................................................    7
  No Solicitation; Fiduciary Duties...................................................    7
  Termination; Fees and Expenses......................................................    8
  Stock Options.......................................................................    8
  Adelson Warrant.....................................................................    9
  The Spin-Off Distribution...........................................................    9
  Rights of Dissenting Stockholders...................................................    9
  Certain Federal Income Tax Consequences.............................................   10
  Recent Market Prices of Company's Common Stock......................................   10
  Selected Financial Information of the Company.......................................   11
VOTING AND PROXIES....................................................................   12
  Purpose, Record Date and Voting.....................................................   12
  Proxy Information...................................................................   12
  Director and Adelson Voting Agreements..............................................   13
THE MERGER............................................................................   13
  Background of the Merger............................................................   13
  Reasons for the Merger and Board of Directors' Recommendation.......................   16
  Opinion of Financial Advisor........................................................   17
  Interests of Certain Persons in the Merger..........................................   21
  Effective Time......................................................................   22
  Payment for Shares and Surrender of Stock Certificates..............................   22
  Certain Other Effects of the Merger.................................................   22
  Accounting Treatment................................................................   23
  Terms of the Merger Agreement.......................................................   23
  Source and Amount of Funds..........................................................   30
  Adelson Warrant.....................................................................   30
  The Spin-Off Distribution...........................................................   30
  Federal Income Tax Consequences.....................................................   32
  Regulatory Filings and Approvals....................................................   33
  Rights of Dissenting Stockholders...................................................   34
SELECTED CONSOLIDATED FINANCIAL INFORMATION...........................................   36
PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY......................................   37
OWNERSHIP OF VOTING SECURITIES........................................................   38
BUSINESS OF THE COMPANY...............................................................   40
AVAILABLE INFORMATION.................................................................   44
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   44
INDEPENDENT PUBLIC ACCOUNTANTS........................................................   45

                                                                                        PAGE
                                                                                        ----
OTHER MATTERS.........................................................................   45
STOCKHOLDER PROPOSALS.................................................................   45
ANNEX A -- Agreement and Plan of Merger
ANNEX B -- Fairness Opinion of PaineWebber Incorporated
ANNEX C -- Delaware General Corporation Law Section 262

                                    SUMMARY

     The following summary is intended to highlight certain information included elsewhere in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, the Annexes hereto and other documents referred to and incorporated by reference herein. Unless defined herein, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement, the Annexes hereto and the documents referred to herein in their entirety.

PARTIES TO THE MERGER

     The parties to the Merger Agreement are the Company, MCI and the Purchaser.

     The Company is engaged in the purchase and resale of cellular telephone service and, to a lesser extent, the sale of cellular telephone equipment and accessories.

     MCI is the second largest nationwide carrier of long-distance telecommunications services and the third largest carrier of international long-distance telecommunications services in the world. MCI provides a wide spectrum of domestic and international voice and data services, which include long-distance telephone services, data communications services and electronic messaging services. During each of the last three years, more than 90% of MCI's operating revenues, operating income and assets related to MCI's activities in the long-distance telecommunications industry.

     The Purchaser is an indirect, wholly-owned subsidiary of MCI. The Purchaser was recently formed solely to facilitate MCI's acquisition of the Company and will not perform any activities other than of an organizational nature and as required by the Merger Agreement prior to consummation of the Merger.

THE SPECIAL MEETING


     The Special Meeting will be held on Tuesday, September 19, 1995, at The Drake Hotel, 440 Park Avenue, New York, New York 10022 at 10:00 a.m., local time. The Board of Directors has fixed the close of business on July 24, 1995 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of Shares at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.


     The purpose of the Special Meeting is (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, (a) the Purchaser will be merged with and into the Company, with the Company being the surviving corporation and an indirect wholly-owned subsidiary of MCI; and (b) each Share outstanding at the effective time of the Merger (other than Shares held by the Company, MCI, the Purchaser, any of their respective subsidiaries or by stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive $18.50 in cash, without interest thereon (the "Merger Consideration"); and (ii) to transact such other business as may properly come before the Special Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of the holders of a majority of the outstanding Shares is necessary to constitute a quorum at the Special Meeting. Holders of Shares on the Record Date are entitled to one vote per Share, exercisable in person or by a properly executed proxy, at the Special Meeting with respect to all matters to be acted upon. Under applicable law, the affirmative vote of the holders of a majority of the Shares outstanding on the Record Date is required to approve and adopt the Merger Agreement. As of the Record Date, 8,168,199 Shares, held by 117 holders of record, were issued and outstanding and entitled to vote at the Special Meeting. Stockholders holding in the aggregate 1,982,064 Shares (representing approximately 24.3% of the Shares outstanding on the Record Date) have entered into agreements with MCI to vote in favor of the approval of and adoption of the Merger Agreement and have granted proxies to MCI giving MCI the right to vote the Shares in favor of the Merger Agreement. See "Voting and Proxies -- Director and Adelson Voting

Agreements." All Shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR approval and adoption of the Merger Agreement.

DIRECTOR AND ADELSON VOTING AGREEMENTS


     Stephen Katz, Joseph Gregori, Jerome Sanders, Jay Bernstein, Larry Altman and Mel Steinberg, each of whom is a director of the Company (collectively, the "Director Stockholders"), have each agreed in writing with MCI to vote all Shares owned by them (the "Director Shares") in favor of the Merger, and each has granted to MCI a proxy to vote all his Director Shares in favor of the Merger. In addition, the Director Stockholders have agreed in writing not to sell or transfer the Director Shares prior to the first to occur of the Effective Time or the termination of the Merger Agreement. On the Record Date, the Director Stockholders owned an aggregate of 1,224,325 Shares (representing approximately 15% of the then outstanding Shares). See "Voting and Proxies -- Director and Adelson Voting Agreements." On August 18, 1995, Mr. Katz sold, with MCI's consent, 55,000 Shares to an unaffiliated party who has acknowledged in writing that such Shares are subject to the voting agreement and proxy delivered by Mr. Katz and who has agreed, in certain circumstances upon request of MCI, to deliver a similar voting agreement and proxy.


     In addition, Merv Adelson, the owner of 757,739 Shares (the "Adelson Shares") and a warrant to purchase up to 850,000 Shares (the "Adelson Warrant"), has agreed in writing to vote all of the Adelson Shares (representing approximately 9.3% of the Shares outstanding on the Record Date) in favor of the Merger and has granted to MCI a proxy to vote all the Adelson Shares in favor of the Merger. Mr. Adelson has agreed in writing (i) not to sell or transfer the Adelson Shares or the Adelson Warrant prior to the first to occur of the Effective Time (as defined below) or the termination of the Merger Agreement and
(ii) to waive certain rights under a stockholders agreement between Mr. Adelson and the Company, including registration rights with respect to the Adelson Shares. See "Voting and Proxies -- Director and Adelson Voting Agreements."

RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER


     On May 21, 1995, the Board of Directors approved a merger agreement (the "Original Agreement"), authorized its execution and delivery, determined that the Merger is fair to and in the best interests of the Company's stockholders and recommended that the Company's stockholders vote FOR the approval and adoption of the Original Agreement. On August 17, 1995, the Board approved the Merger Agreement and confirmed its determination that the Merger is fair to and in the best interests of the Company's stockholders and recommended that the Company's stockholders vote FOR the approval and adoption of the Merger Agreement. The Board, in reaching its decisions, considered a number of factors. See "The Merger -- Reasons for the Merger and Board of Directors' Recommendation" and "-- Opinion of Financial Advisor."


OPINION OF FINANCIAL ADVISOR


     The Company has retained PaineWebber Incorporated (the "Financial Advisor") to provide financial advice and other assistance to the Board. On May 21, 1995, the Financial Advisor delivered its oral opinion to the Board to the effect that, as of May 20, 1995, and based on the assumptions made, matters considered and limits of the review undertaken, as described in such oral opinion, the Merger Consideration is fair to the Company's stockholders from a financial point of view. On August 18, 1995, the Financial Advisor delivered a written fairness opinion to the Company. A copy of the Financial Advisor's written opinion is attached hereto as Annex B. Stockholders are urged to read this opinion in its entirety and consider the assumptions made, matters considered, procedures followed and scope of review by the Financial Advisor in rendering its opinion. See "The Merger -- Opinion of Financial Advisor."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board of Directors, stockholders should be aware that certain executive officers of the Company who are also members of the Company's Board of Directors have certain interests in the Merger that are in addition to the interests of the Company's stockholders generally and which may present them with potential conflicts of interest in connection with the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

EFFECTIVE TIME

     The Merger will be effective as of the date and time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") in accordance with the DGCL. The Merger Agreement provides that such filing will be made as soon as practicable following approval and adoption of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. See "The Merger -- Terms of the Merger Agreement -- Conditions to the Merger."

SURRENDER OF STOCK CERTIFICATES; PAYMENT FOR SHARES

     Promptly after the Effective Time, a letter of transmittal containing instructions with respect to the surrender of certificates previously representing Shares will be furnished to each record holder of Shares. The letter of transmittal will set forth the procedure for surrendering such certificates for exchange to Citibank, N.A., as the paying agent (the "Paying Agent"). In order to receive the Merger Consideration to which a holder of Shares will be entitled as a result of the Merger, such holder will be required, following the Effective Time, to surrender such holder's stock certificate(s), together with a duly executed and properly completed letter of transmittal (and any other required documents), to the Paying Agent. STOCKHOLDERS SHOULD SURRENDER CERTIFICATES REPRESENTING SHARES ONLY WITH A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. Thereafter, the stockholder shall receive as promptly as practicable in exchange therefor cash in an amount equal to the product of the number of Shares represented by such stockholder's certificate(s) and $18.50. No interest will be paid on the cash payable upon the surrender of such certificate(s). See "The Merger -- Payment for Shares and Surrender of Stock Certificates."

CONDITIONS TO THE MERGER

     The respective obligations of MCI and the Purchaser, on the one hand, and the Company, on the other, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the receipt of requisite stockholder and regulatory approvals and the absence of any injunction or other legal restraint preventing the consummation of the Merger. The obligations of MCI and the Purchaser to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including (i) the accuracy of the representations and warranties of the Company set forth in the Merger Agreement, including the representation concerning the absence, since December 31, 1994, of any condition, event or occurrence which has had, or could reasonably be expected to have, a material adverse effect on the Company, (ii) the absence of any action taken or any statute, rule, regulation or order enacted by any governmental authority which, (x) in connection with the grant of a required regulatory approval, would require MCI or any of its subsidiaries to dispose of any assets with a value in excess of $15,000,000, or would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement as to render it inadvisable to proceed with the Merger, or (y) in connection with the grant of a required regulatory approval or otherwise, would be reasonably likely to result in a material adverse effect with respect to the Company or any of its subsidiaries, and (iii) no more than 7% of the Shares being held by Dissenting Stockholders (as defined below). The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions. See "The
Merger -- Terms of the Merger Agreement -- Conditions to the Merger."

NO SOLICITATION; FIDUCIARY DUTIES

     During the period from the date of the Merger Agreement to the Effective Time, the Company has agreed not to solicit, encourage or take any other action to facilitate the making of any inquiry or proposal regarding a sale of the Company's capital stock or a merger, acquisition, sale of substantial assets or similar transaction involving the Company or any subsidiary, division or major asset thereof. The Company has also agreed not to enter into discussions or negotiations concerning any such transaction except to the extent that the Board of Directors shall conclude in good faith on the basis of advice of outside counsel that such action is required in order for the Board of Directors to exercise its fiduciary duties under applicable law. See "The Merger -- Terms of the Merger Agreement -- No Solicitation."

TERMINATION; FEES AND EXPENSES

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by the mutual written consent of MCI, the Purchaser and the Company, or (i) by either MCI or the Company upon a breach of any material representation, warranty, covenant or agreement by the other party and the lapse of a reasonable cure period; (ii) by either MCI or the Company if any governmental authority issues a final permanent injunction or order prohibiting the Merger; (iii) by either MCI or the Company if, other than due to the willful failure of the party seeking to terminate the Merger Agreement to perform its obligations thereunder required to be performed at or prior to the Effective Time, the Merger is not consummated on or before October 21, 1995, and in any event, if the Merger is not consummated on or before December 31, 1995; (iv) by MCI if the Merger Agreement and the Merger are not approved by the stockholders of the Company; (v) by MCI if (a) the Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to MCI or the Purchaser, (b) the Board of Directors approves or recommends, or resolves to approve or recommend, a Transaction Proposal (as defined below in "The Merger -- Terms of the Merger Agreement -- No Solicitation"), (c) a tender offer or exchange offer for 15% or more of the Shares is commenced, and the Board of Directors recommends that the stockholders of the Company tender their Shares or otherwise fails to recommend that the stockholders reject such tender offer or exchange offer, or (d) if any person becomes the beneficial owner of either 15% or more of the Shares and the Company encourages or assists in such acquisition of Shares, or 25% or more of the Shares, or if Merv Adelson becomes the beneficial owner of Shares in addition to those owned by him on May 22, 1995; or (vi) by the Company if prior to the Special Meeting, there exists a tender offer or exchange offer or a written, bona fide proposal by a third party to acquire the Company, and the Board of Directors, after determining in good faith, based on the advice of independent legal counsel, that such action is required in order to comply with its fiduciary duties to the stockholders of the Company, withdraws or modifies its recommendation of the Merger Agreement or the Merger or recommends the approval or acceptance of any such tender offer, exchange offer or proposal to acquire the Company.

     In certain circumstances (including if the stockholders of the Company do not approve the Merger Agreement), upon the termination of the Merger Agreement, the Company will be obligated to pay to MCI an amount equal to $7,500,000 plus all out-of-pocket fees and expenses incurred by MCI in connection with the Merger Agreement, up to a maximum amount of $1,500,000. In other circumstances, following termination of the Merger Agreement, the Company will be obligated to pay to MCI an amount equal to all out-of-pocket fees and expenses incurred by MCI, or on its behalf. In certain circumstances, upon the termination of the Merger Agreement, MCI is obligated to pay to the Company an amount equal to $1,500,000 plus all out-of-pocket fees and expenses incurred by the Company in connection with the Merger Agreement, up to a maximum amount of $1,500,000. See "The Merger -- Terms of the Merger Agreement -- Termination" and -- "Fees and Expenses."

STOCK OPTIONS


     Each stock option (collectively, the "Options" and each individually, an "Option") outstanding under any stock option plan of the Company (the "Stock Option Plans"), whether or not otherwise exercisable, will become fully exercisable on the business day immediately prior to the Effective Time. All holders of Options will therefore be able to exercise their Options prior to the Merger and, as stockholders of the Company on the record date for the Spin-Off Distribution and at the Effective Time, will be entitled to receive the shares of CTS Common Stock and the Merger Consideration in respect of the Shares acquired on exercise of such Options as a result of the Spin-off Distribution and the Merger. The Company may lend Option holders funds to facilitate the payment of the exercise price with respect to the Options (the "Loans"); provided, however, that the maximum amount that the Company may lend to any Option holder with respect to an Option will be an amount equal to the product of (i) the number of shares subject to the Option, multiplied by
(ii) the lesser of (A) $18.50 or (B) the per share exercise price of such Option plus the amount of any applicable tax withholding per share with respect to the exercise of the Option. The Loans will be made on such terms and subject to such documentation as is reasonably satisfactory in form and substance to MCI. All Loans to Option holders will be secured by a pledge of the Shares issuable upon the exercise of the Option and will be due and payable at the Effective Time, and the Company will be entitled to repayment of the Loans from any amounts due to such Option holders, including, without limitation, any payment of Merger Consideration. The Company will not make a Loan to an Option holder, however, unless such Option holder agrees in advance to direct the Paying Agent to repay, on behalf of such Option holder, the entire amount of such holder's Loan directly to the Company out of the funds to be received by such Option holder as Merger Consideration. Any Options which remain outstanding at the Effective Time will be cancelled, and holders of unexercised Options will not receive any Merger Consideration in the Merger or any CTS Common Stock in the Spin-Off Distribution with respect to such unexercised Options. See "The Merger -- Terms of the Merger Agreement -- Stock Options."


ADELSON WARRANT

     Immediately prior to the Effective Time, pursuant to the anti-dilution provisions of the Adelson Warrant, Mr. Adelson will receive, with respect to each Share covered by the Adelson Warrant, the number of shares of CTS Common Stock which will be distributed in respect of each Share pursuant to the Spin-Off Distribution. Mr. Adelson also has the right to require the Company to repurchase the Adelson Warrant for an amount in cash equal to the difference between $18.50 and the per Share exercise price of the Adelson Warrant, multiplied by the number of Shares covered by the Adelson Warrant. See "The Merger -- Terms of the Merger Agreement -- Adelson Warrant."

THE SPIN-OFF DISTRIBUTION


     In the event that the Merger is approved and the other conditions set forth in the Merger Agreement are satisfied or waived, immediately prior to the Effective Time of the Merger the Company will distribute, on a pro rata basis to holders of Shares on the Spin-Off Distribution Record Date (as defined below), including those holders who exercise their rights as Dissenting Stockholders (described below), and to the holder of the Adelson Warrant, a number of shares of CTS Common Stock owned by the Company, determined as provided in the Merger Agreement. The number of shares of CTS Common Stock to be distributed for each Share will be determined by a formula based on the market price of CTS Common Stock during the three trading days preceding the record date for the Spin-Off Distribution. As of the date hereof, the Company owns 3,340,000 shares of CTS Common Stock and holds the CTS Option to purchase an additional 640,000 shares of CTS Common Stock, which CTS Option the Company has agreed in the Merger Agreement to exercise prior to the Spin-Off Distribution. Upon exercise of the CTS Option, the Company will own approximately 37.3% of the outstanding CTS Common Stock. No vote of stockholders is required, or is being requested, in connection with the Spin-Off Distribution. See "The Merger -- The Spin-Off Distribution."


     The Company will make available to stockholders of the Company, without charge, copies of all reports filed by CTS with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), upon request. Requests for such documents should be directed to: Investor Relations, Nationwide Cellular Service, Inc., 20 East Sunrise Highway, Valley Stream, New York 11581-1252 (telephone: (516) 887-0399).

RIGHTS OF DISSENTING STOCKHOLDERS

     Under Delaware law, stockholders who do not vote in favor of the Merger and who file demands for appraisal prior to the stockholder vote on the Merger Agreement ("Dissenting Stockholders") have the right to obtain, upon the consummation of the Merger, a cash payment for the "fair value" of their Shares (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a stockholder must comply with all of the procedural requirements of Section 262 ("Section 262") of the DGCL, a description of which is provided in "The Merger -- Rights of Dissenting Stockholders" herein and the full text of which is attached to this Proxy Statement as Annex C. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 may result in a loss of such dissenters' rights. See "The Merger -- Rights of Dissenting Stockholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In general, the receipt of cash by a stockholder pursuant to the Merger or the exercise of appraisal rights, and the receipt of the CTS Common Stock in the Spin-Off Distribution, will be taxable events for such stockholder for federal income tax purposes and may also be taxable events under applicable local, state and foreign tax laws. The tax consequences for a particular stockholder will depend upon the facts and circumstances applicable to such stockholder. Accordingly, each stockholder should consult his or her own tax advisor with respect to the federal, state, local or foreign tax consequences of the Merger. See "The Merger -- Federal Income Tax Consequences."

RECENT MARKET PRICES OF COMPANY'S COMMON STOCK


     The Shares are listed on the NASDAQ National Market System (the "NMS"). On May 19, 1995, the last trading day prior to the public announcement that the Company, MCI and the Purchaser had executed the Original Agreement, which was the first public announcement of the proposed Merger, the last reported sale price of the Company's Shares as reported on the NMS was $17.50 per Share. On August 16, 1995, the last trading day prior to the execution of the Merger Agreement, the last reported sale price of the Company's Shares as reported on the NMS was $27.63 per Share. On August 17, 1995, the latest practicable trading day prior to the date of this Proxy Statement, the last reported sale price of the Shares as reported on the NMS was $27.50 per Share. Stockholders are urged to obtain current quotations for the Shares. See "Price Range of Common Stock and Dividend History."

SELECTED FINANCIAL INFORMATION OF THE COMPANY


     The following table presents certain selected consolidated financial information for the Company as of and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, and as of and for the six months ended June 30, 1995 and 1994. The selected financial information has been derived from the consolidated financial statements of the Company and should be read in conjunction with such financial statements and the notes thereto. The Company's audited financial statements are incorporated by reference in this Proxy Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the Company's unaudited financial statements are incorporated by reference in this Proxy Statement from the Company's Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the six months ended June 30, 1995. See "Incorporation of Certain Documents By Reference."


                       (AMOUNTS IN THOUSANDS, EXCEPT FOR
                         PER SHARE AND SUBSCRIBER DATA)


                                              SIX MONTHS ENDED
                                                  JUNE 30,                          YEAR ENDED DECEMBER 31,
                                            --------------------    --------------------------------------------------------
                                              1995        1994        1994        1993        1992        1991        1990
                                            --------    --------    --------    --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA(1):
Revenues..................................  $117,446    $101,395    $213,202    $182,675    $141,774    $114,621    $104,773
Net (loss) income.........................    (3,982)        832       1,222       1,817       6,695       1,180      (6,551)
Net (loss) income per common share:(2)
  Primary.................................  $   (.50)   $    .05    $    .19    $    .13    $    .79    $    .06    $  (1.17)
                                            ========    ========    ========    ========    ========    ========    ========
  Fully diluted...........................                          $    .17    $    .12
                                                                    ========    ========
Average Monthly Revenue per Subscriber....  $     68    $     84    $     81    $     91    $    101    $    107    $    120
Amortization of Purchased Subscriber
  Base....................................     2,688       3,290       5,939       6,752       4,315       1,728         744
BALANCE SHEET DATA:
Total Assets..............................  $ 79,241    $ 71,273    $ 75,679    $ 61,425    $ 73,502    $ 46,231    $ 33,773
Long-term obligations:
  Notes Payable...........................                 6,587       8,393         911       6,249                   2,023
  Contingent Value Rights(3)..............                                         3,600       2,800       2,000       1,200
  Redeemable Warrant......................     3,600
  Series A Convertible, Preferred
    Stock(4)..............................                 6,000       6,000       6,000       6,000       6,000       6,000
Total Stockholders' Equity
  (Deficiency)(4).........................    16,263      13,425      15,107      12,709       9,650         184        (406)
Weighted average common and common share
  equivalents outstanding:(5)
  Primary.................................     7,902       8,530       8,686       7,696       8,343       6,895       6,277
                                            ========    ========    ========    ========    ========    ========    ========
  Fully diluted...........................                             8,912       8,315
                                                                    ========    ========
PER SHARE DATA:
Book Value per common share:
  Primary.................................  $   2.06    $   1.57    $   1.74    $   1.65    $   1.16    $   0.03    $  (0.06)
  Fully Diluted...........................                          $   1.70    $   1.53
Dividends Declared........................         0           0           0           0           0           0           0
Number of Subscribers.....................   292,000     212,000     250,000     176,000     143,000      86,000      67,300


---------------

(1) In 1992 the Company changed its method of accounting for income taxes which was retroactively applied to 1991.


(2) For the purpose of computing per share amounts, the net income attributable to common shares has been reduced by the Contingent Value Rights ("CVRs") accretion of $400,000 for the six months ended June 30, 1994 and $800,000 for each of the years ended December 31, 1993, 1992, 1991 and 1990. For the year ended December 31, 1994, the net income attributable to common shares has been increased by a reduction in the liability for the Contingent Value Rights obligation of $320,000. The amounts recorded are not a credit or a charge to operations, but rather result in an increase or reduction of net worth. Except for the years ended December 31, 1994 and 1993, primary and fully diluted earnings per common share were the same amounts.


(3) The CVRs described in footnote (2) above were recorded as a current liability at December 31, 1994 and on January 12, 1995, the Company paid to its holder $3,280,000 extinguishing the liability for the CVRs.

(4) The Series A Convertible, Preferred Stock was converted into shares of the Company's Common Stock on a one-for-one basis on January 12, 1995.


(5) The adjusted weighted average shares outstanding at June 30, 1994 and December 31, 1994 and December 31, 1992 was computed under the modified treasury stock method. For the six months ended June 30, 1995 and the year ended December 31, 1993, the "modified treasury stock method" yielded anti-dilutive results for primary earnings per share.

                               VOTING AND PROXIES

PURPOSE, RECORD DATE AND VOTING


     The Special Meeting will be held on Tuesday, September 19, 1995, at The Drake Hotel, 440 Park Avenue, New York, New York 10022 at 10:00 a.m., local time.


     The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement. As a result of the Merger, all stockholders of the Company will cease to have an equity interest in, or possess any rights as stockholders of, the Company. See "The Merger."

     The presence, in person or by proxy, of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting is necessary to constitute a quorum. Holders of Shares on the Record Date are entitled to one vote per Share, exercisable in person or by a properly executed proxy, at the Special Meeting with respect to all matters to be voted upon. Under applicable law, the affirmative vote of the holders of a majority of the Shares outstanding on the Record Date is required to approve and adopt the Merger Agreement.

     The Board of Directors has set the close of business on July 24, 1995 as the Record Date for the determination of stockholders of the Company entitled to notice of and to vote at the Special Meeting. As of July 24, 1995, there were issued and outstanding 8,168,199 Shares held by 117 stockholders of record. Stockholders holding in the aggregate 1,982,064 Shares (representing approximately 24.3% of the Shares outstanding on the Record Date) have entered into agreements with MCI to vote in favor of the approval of and adoption of the Merger Agreement and have granted proxies to MCI giving MCI the right to vote the Shares in favor of the Merger Agreement. See "Voting and Proxies -- Director and Adelson Voting Agreements."

PROXY INFORMATION

     All Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies previously have been revoked, will be voted at the Special Meeting in accordance with the specifications in the proxies. If no such specifications are made, the proxies will be voted for approval and adoption of the Merger Agreement.

     Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company, at the Company's principal executive office as set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Subject to any such revocation, all Shares represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR approval and adoption of the Merger Agreement. Management does not know of any matters to be presented at the Special Meeting other than those set forth in this Proxy Statement and the Notice accompanying this Proxy Statement. If other matters should properly come before the Special Meeting, the proxy holders will vote on such matters in accordance with their best judgment. Shares represented at the Special Meeting by a properly executed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Proxies relating to Shares held in "street name" that are voted by brokers will be counted as Shares present for purposes of determining the presence of a quorum, but will not be treated as Shares having voted at the Special Meeting as to the Merger Agreement and the Merger if authority to vote is withheld by the broker. Abstentions will also be recorded as such. In light of the treatment of abstentions and broker non-votes and the fact that the affirmative votes required to authorize and adopt the Merger Agreement and the Merger are stated percentages of the total number of outstanding Shares on the Record Date, abstentions and broker non-votes will have the same effect as votes against the authorization and adoption of the Merger Agreement and the Merger.

     The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons will be reimbursed for their expenses by the Company. The Company has retained Georgeson & Company Inc., a proxy solicitation firm, to solicit proxies. The amount to be paid to such proxy solicitation firm is not expected to exceed $10,000. Any questions or requests regarding proxies or related materials may be directed in writing to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, Attention: Nationwide Cellular, or by telephone at (800) 223-2064. Proxies may also be solicited by directors, officers or regular employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for these services.



DIRECTOR AND ADELSON VOTING AGREEMENTS



     Each Director Stockholder has agreed in writing with MCI to vote all of his Shares in favor of the Merger and has granted to MCI a proxy to vote all his Shares in favor of the Merger (collectively, the "Voting Agreements"). In addition, each Director Stockholder has agreed in writing not to sell or transfer his Director Shares prior to the first to occur of the Effective Time or the termination of the Merger Agreement. On the Record Date, the Director Stockholders owned an aggregate of 1,224,325 Shares (representing approximately 15% of the then outstanding Shares). On August 18, 1995, Mr. Katz sold, with MCI's consent, 55,000 Shares to an unaffiliated party who has acknowledged in writing that such Shares are subject to the voting agreement and proxy delivered by Mr. Katz and who has agreed, in certain circumstances upon request of MCI, to deliver a similar voting agreement and proxy.


     In addition, Merv Adelson, the owner of the Adelson Shares and the Adelson Warrant (to purchase an additional 850,000 Shares), has agreed in writing to vote all of the Adelson Shares in favor of the Merger and has granted to MCI a proxy to vote all of the Adelson Shares in favor of the Merger (the "Adelson Voting Agreement"). On the Record Date, there were outstanding 757,739 Adelson Shares representing approximately 9.3% of the then outstanding Shares. Mr. Adelson has agreed in writing not to sell or transfer the Adelson Shares or the Adelson Warrant prior to the first to occur of the Effective Time or the termination of the Merger Agreement and to waive certain rights under a stockholders agreement between Adelson and the Company, including registration rights with respect to the Adelson Shares.

     The Voting Agreements and the Adelson Voting Agreement terminate if the Merger Agreement is terminated for any reason. See "The Merger -- Terms of the Merger Agreement -- Termination."

                                   THE MERGER

BACKGROUND OF THE MERGER

     In recent years, the United States telecommunications industry in general has been characterized by intense competition, continual technological innovations and improvements and consolidation. Recent developments in the wireless telecommunications business have created uncertainty regarding the Company's future competitive position. The cellular resale business has consisted primarily of relatively small competitors with limited resources and marketing capability. However, in the fall of 1994, MCI announced that it intended to enter the wireless resale market and to market a nationwide wireless service under the MCI brand. In the fall of 1994, Time Warner Inc. ("Time Warner") also announced its intention to enter into the wireless resale business. MCI and Time Warner each possess substantially greater resources, marketing and sales staffs than the Company and, in the case of MCI, have a brand that is well recognized by telecommunications customers. Accordingly, the Company anticipates an increasingly difficult competitive environment as larger communications companies such as MCI and Time Warner enter the wireless resale business. In addition, the development of personal communication services and other wireless technologies make it difficult to assess the level of competition that will emerge in the wireless communications industry generally. See "Business of the Company." In light of the foregoing, the Company has from time to time considered its strategic alternatives, including the possibility of a merger or other strategic alliance to improve its position in the marketplace.


     In September 1994, Merv Adelson, the Company's largest stockholder, approached representatives of MCI as to the possibility of some type of transaction between the Company and MCI. After speaking with Mr. Katz, Chairman and Chief Executive Officer of the Company, Mr. Adelson furnished to MCI a "press kit" containing current SEC filings, press releases and investment analyst reports about the Company. Thereafter, representatives of MCI contacted the Company. On September 30, 1994, the Company and MCI entered into a Nondisclosure Agreement pursuant to which the Company agreed to grant MCI access to certain non-public information, and MCI agreed to keep such information confidential.


     On October 14, 1994, Walter Schonfeld, Senior Manager in the Corporate Development department of MCI, met with Stephen Katz, Joseph Gregori, President of the Company, and Edward Seidenberg, Chief Financial Officer of the Company, at the Company's offices to learn more about the Company's business. In the several weeks which followed, Mr. Schonfeld had several telephone conversations with Messrs. Katz, Gregori and Seidenberg and, together with Anand Malani, a Director in the Corporate Development department of MCI, met with such officers at the Company's offices on November 11, 1994.



     During 1994, the Company received three inquiries about the Company from third parties, including the one from MCI. In light of the competitive and other market factors referred to above, and as part of the Company's consideration of strategic alternatives such as acquisitions, dispositions and/or joint-ventures generally, Mr. Katz contacted the Financial Advisor, and on October 20, 1994, the Financial Advisor met with Mr. Katz and Mr. Seidenberg to discuss the public market valuation of the securities of companies engaged in the cellular telephone business as well as the tax implications to the Company of any disposition of the shares of CTS Common Stock owned by the Company. At this meeting, the Financial Advisor was also informed of the inquiries which the Company had received. From October through December 1994, the Financial Advisor and the senior officers of the Company had several meetings and telephone conversations during which they further discussed and analyzed the ways in which the Company could enhance and maximize the value of the Company and the Shares, as well as the specific inquiries which had been received from third parties. It was in this context that, commencing in November 1994, at the Company's request, the Financial Advisor contacted and had conversations with ten other companies which the Company and the Financial Advisor thought would be most likely to be interested in a strategic transaction with the Company. The objective of these conversations was to ascertain the level of interest and potential value that other potential business partners might place upon the Company. Except for the inquiry from MCI, none of the inquiries or contacts initiated by the Financial Advisor led to any proposal for a transaction.


     The members of the Board of Directors were periodically advised by senior management of the Company that discussions were taking place with third parties.


     Ultimately, after exploring each of the third party inquiries referred to above, the senior management of the Company determined that since one of the inquiries indicated an interest in only a portion of the Company's cellular resale operations and a second came from a party that did not seem capable of offering sufficient financial strength and operating synergies to justify pursuing at that time, the inquiry received from MCI represented the most promising potential to lead to a transaction which could benefit the stockholders of the Company and maximize the value of the Shares. Accordingly, the senior management of the Company decided to explore further the possibility of a transaction with MCI.



     During the first week of December 1994, Walter Schonfeld notified Stephen Katz that at such time, MCI had not determined whether or not to pursue a transaction with the Company, and that, accordingly, MCI had determined that it would be inappropriate to continue discussions regarding such a transaction. However, representatives of the Company and MCI spoke on the telephone from time to time through the first months of 1995 concerning the possibility of the Company making certain strategic acquisitions of small cellular resale companies and entering the long-distance resale business, the degree of success the Company was experiencing in the cellular resale and paging resale businesses and certain regulatory issues affecting the Company.



     On March 17, 1995, Mr. Schonfeld contacted the Company to recommence discussions regarding a possible transaction involving MCI and the Company. After conversations with the Company, it was decided by MCI and the Company that any potential transaction would not include the acquisition by MCI of the Company's shares of CTS Common Stock. On April 13, 1995, Mr. Schonfeld, together with representatives of MCI's Consumer Markets and Business Markets Divisions and of MCI Systems Operations, conducted a more detailed review of information about the Company at the offices of the Company. As of May 5, 1995, the Company had not received any definitive proposal from MCI concerning a possible transaction between them, and MCI had not determined whether to proceed with a possible transaction. On May 5, 1995, Mr. Katz wrote to Susan Mayer, Senior Vice President, Corporate Development of MCI, to request that all confidential information relating to the Company which had been forwarded to MCI be returned to the Company.

     On May 11, 1995, following further internal discussions within MCI, Ms. Mayer contacted Mr. Katz by telephone to discuss the possibility of resuming discussions concerning a possible transaction involving the Company and MCI. Discussions followed between Ms. Mayer and Mr. Katz, primarily by telephone, during which Mr. Katz indicated to Ms. Mayer that the Company was willing to enter into negotiations with MCI regarding a possible business combination whereby MCI would acquire the outstanding capital stock of the Company. On May 15, 1995, MCI delivered a draft merger agreement to the Company which contemplated a stock-for-stock merger of the Company with a newly-formed subsidiary of MCI and the pro rata distribution to the Company's stockholders of all the Company's shares of CTS Common Stock. Such draft merger agreement did not indicate any exchange ratio for the proposed merger.

     During the period from May 15 through May 19, 1995, the Company, MCI and their respective financial and legal advisors had several telephone conversations regarding the structure proposed by MCI, including whether it would be possible to structure the distribution of CTS Common Stock to the Company's stockholders in a manner that would be taxfree for the Company. On May 17, 1995, representatives of MCI and its advisors met at the offices of the Company to review additional information relating to the Company, including information relating to cash flows, employee compensation and benefits, prior acquisitions and investments, the Company's tax basis in the CTS Common Stock, an industrial revenue bond financing being considered for a new headquarters building, the Company's paging business and the Company's relationship with its telemarketer. Also on May 17, the Company provided MCI with its preliminary comments on the draft merger agreement.


     During the afternoon of May 19, 1995, representatives of the Company and MCI met in New York at the offices of MCI's counsel to continue discussions concerning the proposed structure and to begin to negotiate the terms of the Original Agreement, including the amount and type of consideration to be paid to the Company's stockholders. MCI indicated that it was prepared to proceed with a stock-for-stock transaction which valued the Company at the equivalent of $17.50 per Share. In light of the fact that the Spin-Off Distribution would be taxable to the Company, MCI also indicated that it was concerned that since an increase in the price of the CTS Common Stock would result in an increase in the Company's tax liability upon consummation of the Spin-Off Distribution, MCI would need protection against any such increase. Representatives of MCI and the Company and their respective financial and legal advisors continued to discuss other aspects of the transaction through May 20 and May 21, including the purchase price per Share and the allocation of the risk that the price of the CTS Common Stock would be higher at the time of the Spin-Off Distribution, resulting in a greater tax liability for the Company upon consummation of the Spin-Off Distribution. Over the course of these discussions, MCI indicated its willingness to offer cash consideration at values slightly higher than those discussed for a stock-for-stock transaction since MCI anticipated certain costs of doing a stock-for-stock transaction which costs would not be present in a transaction involving only cash consideration. The representatives of the Company pursued the alternative of an all cash transaction in an attempt to negotiate the best possible result for the Company's stockholders.



     On May 20, 1995, the Company and the Financial Advisor executed an agreement whereby the Financial Advisor was formally retained to act as the Company's exclusive financial advisor. This agreement confirmed the oral arrangements between the Company and the Financial Advisor which had been in place since October 1994. On the same date, Mr. Katz fully briefed each of the directors of the Company on the status of the negotiations with MCI.



     On May 21, 1995, the parties reached agreement on a value of $18.50 per Share in cash, subject to approval of their respective boards and the mutually satisfactory negotiation of the remaining terms and conditions of the Original Agreement. The Board of Directors of the Company met that morning to discuss the terms and conditions of the proposed Merger and Spin-Off Distribution and met again later that evening to review, discuss and vote on the Merger and the Original Agreement. At the evening meeting, the Financial Advisor made a presentation to the Board of Directors setting forth the basis of the Financial Advisor's analysis of the proposed Merger and of its opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company in the proposed Merger. After the presentation and discussion, the Board of Directors approved the Merger and the Original Agreement, which was executed and delivered by the parties thereto on May 22, 1995.



     In early August, the Company and MCI held discussions regarding proposed changes to certain provisions of the Original Agreement pertaining to the treatment of the Options. Shortly thereafter, on August 17, 1995, the Board of Directors approved such revisions, and the Merger Agreement, as amended and restated, was then executed and delivered by the parties thereto as of August 17, 1995.


REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION


     On May 21, 1995, the Company's Board of Directors approved the Merger and the Original Agreement and determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and recommended that all stockholders approve and adopt the Original Agreement and the transactions contemplated thereby at the Special Meeting. On August 17, 1995, the Board approved the Merger Agreement and confirmed its determination that the Merger is fair to, and in the best interests of, the Company and its stockholders and again recommended that stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby at the Special Meeting. At the May 21 and August 17 meetings, Messrs. Katz, Gregori and Sanders, directors who are also executive officers of the Company and will be entitled to receive certain benefits as a result of the consummation of the Merger, abstained from voting. All other directors voted to approve and adopt the Merger, the Original Agreement and the Merger Agreement.



     The following is a summary of the factors considered material by the Board of Directors when making its determination: (i) the Board's knowledge of the business, operations, assets, financial condition and results of operations of the Company and MCI, (ii) the oral opinion of the Financial Advisor to the effect that, as of May 20, 1995, and based on the assumptions made, matters considered and limits of the review undertaken, as described in such oral opinion, the $18.50 per Share in cash to be received by holders of Shares pursuant to the Merger is fair to such holders from a financial point of view,
(iii) the Company's inability to successfully negotiate a transaction on acceptable terms with another party, (iv) that since November 1994, the Financial Advisor had contacted parties which it believed might be interested in pursuing a possible strategic transaction with the Company and that such efforts did not result in any definitive offer to acquire the Company other than the offer from MCI, (v) that the terms of the Original Agreement and the Merger Agreement permit the Board of Directors properly to discharge its fiduciary duties, which may include responding to inquiries and proposals from third parties interested in the possible acquisition of the Company and providing information to, and entering into discussions and negotiations with, such parties, and that it is anticipated that the Special Meeting will not occur until at least three months after the execution of the Original Agreement and the belief of the Board that such period would be adequate to receive offers from other parties, if any, having an interest in acquiring the Company, and the belief of the Board of Directors that the provisions of the Original Agreement and the Merger Agreement providing for a termination fee to be paid to MCI in the event of, among other things, a termination of the Original Agreement or the Merger Agreement, as the case may be, due to a change in the Board's recommendation of the Merger, and the terms of the Voting Agreements containing, among other things, proxies from Messrs. Adelson, Katz, Gregori, Sanders, Bernstein, Altman and Steinberg to vote their Shares in favor of the Merger, would not unreasonably discourage offers from third parties, (vi) the difficult competitive environment for the Company which the Board anticipated in light of, among other things, the announcements by MCI and Time Warner that they would be entering the cellular resale marketplace shortly, since each was expected to have significantly greater resources than the Company and far greater access to the capital markets to fuel expansion (see "The Merger -- Background of the Merger" and "Business of the Company -- Competition"), (vii) the need for significant amounts of capital to finance expansion and development of new technologies, (viii) the terms of the Original Agreement and the Merger Agreement, (ix) the Board's belief that there was not another company with whom the Company could effect a transaction in the immediate future and the fact that MCI might be unwilling to pursue a transaction if it was not completed quickly and (x) that the Spin-Off Distribution will enable the Company's stockholders to retain a continuing interest in the future prospects of CTS by retaining the CTS Common

Stock distributed in the Spin-Off Distribution, and the fact that the tax liability resulting from the Spin-Off Distribution would be retained by the Company. The Board of Directors also considered whether the Company should enter into the transaction or continue to operate independently and, while the Board noted that the Company had a qualified management team and had experienced controlled growth, it also noted that, due to emerging technologies and increased competition, the environment within which the Company operates was becoming increasingly difficult. Each of such factors supported the Board's decision, and the Board viewed all of the foregoing factors as important in reaching its conclusion and did not assign any particular weight to any individual factor.

OPINION OF FINANCIAL ADVISOR


     At the meeting of the Company's Board of Directors held on May 21, 1995, the Financial Advisor delivered its oral opinion to the effect that, as of May 20, 1995, and based upon the assumptions made, matters considered and limits of the review undertaken, as described in such oral opinion, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. This opinion was updated and confirmed in writing by the Financial Advisor as of August 18, 1995.



     The full text of the Financial Advisor's written opinion, dated August 18, 1995, is included as Annex B to this Proxy Statement. Stockholders are urged to read the opinion in its entirety for the assumptions made, matters considered and limits of the review undertaken by the Financial Advisor. The Financial Advisor's opinion was directed to the Board of Directors and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the Merger. The Financial Advisor's opinion notes that all liabilities (including the tax liability resulting from the Spin-Off Distribution) of the Company will be retained by the Company following the Merger. The Financial Advisor's opinion assumes that the tax liability of the Company resulting from the Spin-Off Distribution will not be substantially less than it would have been if the Spin-Off Distribution had occurred on May 19, 1995. The Financial Advisor has expressed no opinion as to the value of the CTS Common Stock or the fairness, from a financial point of view, of the distribution of such stock to the Company's stockholders. The summary of the opinion of the Financial Advisor set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.



     In arriving at its written opinion delivered on August 18, 1995, the Financial Advisor (i) reviewed the Company's Annual Reports, Forms 10-K, Forms 10-Q and the financial statements included therein at and for the twelve months ended December 31, 1992, 1993 and 1994, at and for the three months ended March 31, 1995 and at and for the six months ended June 30, 1995; (ii) reviewed financial forecasts relating to the business, earnings, cash flow, assets and prospects of the Company prepared by the Company in the ordinary course of its business and furnished to the Financial Advisor by the Company; (iii) held discussions with Messrs. Katz, Seidenberg and Gregori concerning the Company's businesses and prospects; (iv) reviewed the historical market prices and trading activity for the Shares and compared them with that of (a) Airtouch Communications, Cellular Communications Inc., Cellular Communications of Puerto Rico, Centennial Cellular, CommNet Cellular, Intercel Inc., Palmer Wireless, Inc., PriCellular Corporation, U.S. Cellular and Vanguard Cellular (collectively, the "Cellular Companies"), all publicly-traded companies which the Financial Advisor deemed to be reasonably similar to the Company because each is engaged in the cellular telephone services business, even though none of the foregoing companies is involved with "reselling" cellular airtime, and (b) ACC Corporation, AT&T Corporation, LCI International, MCI Communications Corporation, Sprint Corporation, U.S. Long Distance and Worldcom, Inc. (collectively, the "Long Distance Companies"), all publicly-traded companies which the Financial Advisor deemed to be reasonably similar to the Company because each is engaged in the long distance telephone business and some are participating, to varying extents, in the "reselling" of long distance services;
(v) compared the results of operations of the Company with the results of the Long Distance Companies and the Cellular Companies; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which the Financial Advisor deemed to be relevant; (vii) reviewed the terms of the Merger Agreement; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as the Financial Advisor deemed appropriate.

     In preparing its opinion, the Financial Advisor relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and did not independently verify such information. The Financial Advisor assumed that the financial forecasts which the Financial Advisor examined were prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management with respect to the future performance of the Company. The Financial Advisor has not undertaken, and has not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company and has assumed that all material liabilities (contingent or otherwise, known or unknown) of the Company, other than the tax liability resulting from the Spin-Off Distribution, are set forth in the Company's consolidated financial statements. The Financial Advisor's opinion is based on regulatory, economic, monetary and market conditions existing as of the date of such opinion. The Financial Advisor's opinion was prepared solely for the use of the Board of Directors in its consideration of the Merger. The Financial Advisor has consented to the inclusion of its written opinion and the description of its analysis in this Proxy Statement.


     In arriving at its opinion, the Financial Advisor performed a variety of financial analyses, including those summarized below. Arriving at a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. The Financial Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, the Financial Advisor made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates incorporated in the analyses performed by the Financial Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses and securities neither purport to be appraisals nor necessarily to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither the Company nor the Financial Advisor assume responsibility for the accuracy of such analyses and estimates.

     As noted below, the Company is not identical to facilities-based Cellular Companies in that the principal business of the Company is the "resale" of cellular airtime. No other public U.S. company is engaged in the "resale" of cellular airtime as such a substantial part of its business. Several U.S. companies, however, are engaged, in part or exclusively, in the "resale" of long distance telephone services. However, the characteristics of the long distance telephone business are considerably different from those of the cellular telephone services business and, consequently, none of the Long Distance Companies is identical to the Company. Therefore, an analysis of publicly-traded comparable companies and comparable merger and acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     The following is a summary of all the material financial analyses performed by the Financial Advisor in connection with its fairness opinion:

     Discounted Cash Flow Analysis. The Financial Advisor calculated the estimated after-tax unlevered free cash flows that the Company could be expected to generate over the five-year period ending December 31, 1999, using projections prepared and provided to the Financial Advisor by the Company's management for the fiscal years 1995 through 1999. The Financial Advisor calculated terminal values for the Company at the end of the five-year period by applying multiples ranging from 8x to 11x (which the Financial Advisor believed to be appropriate for the Company's business) to the Company's fiscal 1999 projected earnings before interest and taxes, depreciation and amortization ("EBITDA"). The unlevered cash flows for the projected five-year period and the range of terminal values were then discounted to present value (using discount rates ranging from 15% to 24%) implying a range of enterprise values for the Company. In arriving at the multiples and discount rates used in the discounted cash flow analysis, the Financial Advisor relied on its experience with the types of multiples/discount rates which have been used in the discounted cash flow analysis relative to change of control transactions involving industrial enterprises, particularly enterprises in the telecommunications sector. The Financial Advisor's discounted cash flow analysis indicated a hypothetical equity value in the range of between $11.00 and $21.92 per Share (compared with the Merger Consideration of $18.50 per Share), after deducting the aggregate amount of the Company's net indebtedness and other long-term liabilities. The Financial Advisor noted that the Merger Consideration was within the range of values indicated by the discounted cash flow analysis.

     Premiums Paid Analysis. The Financial Advisor reviewed certain publicly available information regarding certain completed U.S. acquisition transactions during (i) the period from January 1, 1994 to May 19, 1995 ("Period I"); and
(ii) the period from January 1, 1993 to May 19, 1995 ("Period II"). The Financial Advisor also reviewed certain publicly available information regarding certain completed U.S. acquisition transactions during Period II where the total enterprise value of the target was (i) between $50 million and $249 million;
(ii) between $250 million and $499 million; (iii) between $500 million and $999 million; (iv) between $1 billion and $1.999 billion; (v) between $2 billion and $2.999 billion; and (vi) in excess of $3 billion. The Financial Advisor compared the price per share paid in each such transaction to the market price of such securities one day, one week and four weeks prior to the public announcement of such transaction. This comparison indicated (i) a reference range of approximately 35% to 44% average premium paid for transactions during Period I and Period II; and (ii) premiums ranging from 18% to 46% within various size classes of the target's total enterprise value with respect to such U.S. acquisition transactions completed during Period I. The Financial Advisor compared this range of premiums to the premium range applicable to the Merger. The Financial Advisor computed the implied "trading price" of the Company's cellular "reselling" business, i.e., the Company's traded share price less the pro rata market value of the CTS Common Stock owned by the Company one day, one week and four weeks prior to the public announcement of the Merger and compared these implied prices to the Merger Consideration of $18.50 per Share. The Financial Advisor noted that the premium applicable to the Merger was approximately 79.6%, which premium was above the range of average premiums applicable to other comparable acquisition transactions.

     Comparable Company Analysis. The Financial Advisor noted that the Company is principally involved in the business of "reselling" cellular telephone airtime. In this sense the Company is not identical to facilities-based Cellular Companies. For no other public U.S. company does the "resale" of cellular telephone airtime constitute such a substantial part of its business. Several U.S. companies, however, are engaged, in part or exclusively, in the "resale" of long distance telephone services. However, as stated above, the characteristics of the long distance telephone business are considerably different from those of the cellular telephone services business and, consequently, none of the Long Distance Companies is identical to the Company.


     In order to gain a general sense of the trading valuation of companies which could be deemed, to a limited extent, to be comparable to the Company, the Financial Advisor reviewed certain publicly available historical financial information and fiscal 1995 and 1996 earnings per share estimates (reflecting a composite of research analysts' estimates) of the Long Distance Companies as well as the Cellular Companies. The Financial Advisor also considered various multiples of the Company's financial performance throughout the twelve months ended March 30, 1995 (including multiples of revenues, earnings before interest and taxes ("EBIT"), EBITDA and earnings per share) implied by the Merger Consideration of $18.50 per Share. The Financial Advisor noted that (i) the Company's implied multiples of EBIT and earnings per share for the twelve months ended March 30, 1995 were negative and, hence, not meaningful; and (ii) the Company's implied multiples of revenues and EBITDA for the twelve months ended March 30, 1995 pursuant to the Merger Consideration were 1.06x and 31.3x, respectively; while the corresponding average revenues, EBIT, EBITDA and earnings per share multiples for the Long Distance Companies were 1.80x, 17.2x, 10.0x and 19.3x, respectively, and the corresponding average revenues, EBIT, EBITDA and earnings per share multiples for the Cellular Companies were 9.5x, 59.8x, 28.6x and 83.14x, respectively. The Financial Advisor also compared the average estimated calendar year 1996 earnings per share multiple of Long Distance Companies of 21.1x and the corresponding average earnings per share multiple of the Cellular Companies of 38.5x to the Company's implied and projected 1996 earnings per share multiple of 29.7x inherent in the Merger Consideration. The Financial Advisor noted that (i) with the exception of the revenue multiples, the multiples inherent in the Merger were consistently higher than the multiples applicable to Long Distance Companies, some of whom are resellers of long distance telephone services; and (ii) in instances in which the multiples applicable to the Merger are lower than the average of Cellular Companies' relevant multiples they are within the range of such multiples. The Financial Advisor cautioned against placing undue reliance upon the revenue multiples, the Long Distance Companies' EBITDA multiples and the Cellular Companies' earnings multiples, since (i) the revenue multiples of Long Distance Companies represent the "quality" of such revenues as measured by "churn rates", cost of adding an additional customer, etc., which is quite different from the "quality" of facilities based Cellular Companies' revenues and the Company's revenues; (ii) the EBITDA multiples for Long Distance Companies reflect the lower marketing costs of such companies; and (iii) Cellular Companies' common stock tends to trade in the public markets relative to their cash flows rather than earnings.


     Comparable Transaction Analysis. Subject to the Financial Advisor's observations about the limitations discussed above on the comparability of other companies to the Company, the Financial Advisor reviewed certain publicly-announced transactions involving the acquisition of certain companies in both the long distance telecommunications business and the cellular services business. These transactions were Rochester Telephone/WCT Communications, Inc., Frontier Corporation/ALC Communications Corporation, MCI Communications Corporation/Telecom USA Inc., Resurgens Communications/Com Systems, Inc., Worldcom Inc./Advanced Telecomm, and Resurgens Communications/Worldcom Inc., AT&T/LIN Broadcasting, AT&T/McCaw Cellular and Southwestern Bell/Associated Communications. With respect to the Long Distance Companies, the Financial Advisor then calculated certain multiples (including multiples of revenues, EBIT, EBITDA and earnings per share paid in such acquisitions). With respect to the Cellular Companies the Financial Advisor computed multiples of EBITDA. The Financial Advisor noted that (i) the Company's implied multiples of EBIT and earnings per share for the twelve months ended March 30, 1995 pursuant to the Merger Consideration were negative and, hence, not meaningful; and (ii) the Company's implied multiples of revenues and EBITDA for the twelve months ended March 30, 1995 pursuant to the Merger Consideration were 1.06x and 31.3x, respectively; while the corresponding average "change of control" revenues, EBIT, EBITDA and earnings per share multiples for the long distance companies were 1.77x, 18.24x, 11.36x and 27.70x, respectively, and the "change of control" EBITDA multiples for the facilities based cellular companies ranged from 23.40 to 40.80x. Other than the revenue multiples (for the reasons discussed above), the Financial Advisor noted that the multiples inherent in the Merger Consideration of $18.50 per Share were consistently higher than the comparable multiples for the long distance companies mentioned above and the Company's EBITDA multiple inherent in the Merger Consideration was consistent with the range of EBITDA multiples applicable to transactions involving the cellular companies mentioned above.


     The Financial Advisor is an internationally recognized investment banking firm engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Financial Advisor was selected as financial advisor to the Company based on such expertise. The Company did not impose any limitations on the scope of the Financial Advisor's analysis.


     In the ordinary course of its business, the Financial Advisor may trade the debt and equity securities of the Company and MCI for the Financial Advisor's own account and for the accounts of its customers and, accordingly, may at any time hold a long or short positions in such securities.



     Pursuant to an engagement letter dated May 20, 1995, the Company agreed to pay the Financial Advisor a transaction fee equal to 1.00% of the aggregate fair market value of the property to be delivered to stockholders pursuant to the Merger Agreement, i.e., the Merger Consideration and the market value of the CTS Common Stock distributed to the Company's stockholders pursuant to the Spin-Off Distribution. For purposes of calculating the fee payable to the Financial Advisor, the aggregate value of the property to be delivered to the stockholders of the Company pursuant to the Merger Agreement shall also be deemed to include all indebtedness of the Company that is assumed, directly or indirectly, by MCI. The Company estimates that the Financial Advisor's transaction fee will be approximately $3.25 million. The Company has also agreed to reimburse the Financial Advisor for its reasonable out-of-pocket expenses, including the fees, disbursements and other charges of its counsel, and to indemnify the Financial Advisor and certain related entities and persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board of Directors, stockholders should be aware that certain members of the Company's Board of Directors and certain executive officers of the Company have certain interests in the Merger that are in addition to the interests of the Company's stockholders generally and which may present them with potential conflicts of interest in connection with the Merger.


     Severance Arrangements. The Company is a party to employment agreements with Stephen Katz, Joseph A. Gregori, Jerome Sanders, Edward Seidenberg and Harold J. Saving pursuant to which the employment of Mr. Katz terminates on December 31, 1995, that of Mr. Sanders terminates on December 31, 1996, and that of Mr. Gregori on December 31, 1997, Mr. Seidenberg on May 31, 1996 and Mr. Saving on June 30, 1996. Each employment agreement provides that upon termination of an executive officer's employment following a "change of control" transaction such as the Merger, the executive officer party thereto shall be entitled to a lump-sum payment (the "Severance Payment"). Mr. Katz's Severance Payment is equal to (i) 2.99 times the total of his base salary prior to the change of control; (ii) the amount of his bonus for the year preceding the change of control; (iii) a special payment of $500,000; and (iv) the sum of his base salary earned but not paid through the date of his termination and a pro rata portion of his bonus for the preceding year. The Severance Payments for each of Messrs. Gregori, Sanders and Seidenberg are equal to the sum of (i) 2.99 times the total of the executive's base salary immediately prior to the events giving rise to the "change of control" plus the highest annual bonus paid during the term of the agreement and (ii) the sum of the executive's base salary through the date of termination not yet paid and a pro rata portion of the highest annual bonus awarded to the executive during the term of his agreement. Mr. Saving's Severance Agreement has similar provisions, except that instead of the 2.99 multiple referred to in the preceding clause (i), such Severance Agreement provides for a multiple of one. Pursuant to their agreements, Messrs. Gregori and Sanders have each agreed to remain in the employ of the Company for at least twelve months in the event of a "change of control", and Messrs. Seidenberg and Saving have each agreed to remain in the employ of the Company for at least nine months in the event of a "change of control." Mr. Katz has agreed that for a two-year period after he terminates his employment with the Company he will not, within the United States or in any foreign country where the Company or any material subsidiary of the Company engages in business, directly or indirectly engage in any business activity that is competitive with the business conducted by the Company or any material subsidiary, either as principal, officer, employee, partner or stockholder (other than as a holder of less than 3% of any class of outstanding voting securities of any business whose voting securities are listed on a national securities exchange or traded in the over-the-counter market), or director, trustee or manager of any competing corporation, association, business or firm without the prior written approval of the Board of Directors of the Company. Messrs. Gregori, Sanders, Seidenberg and Saving have each agreed that, for a two-year period after the end of their respective employment, they will not directly or indirectly be a shareholder, partner, owner or act or participate in any similar capacity with an entity involved in the resale of cellular telephone service which, during the term of such person's employment, is in direct competition with the business activities of the Company.


     Directors and Officers Indemnification. In the Merger Agreement, the Surviving Corporation has agreed that for a period of six years after the Effective Time it will indemnify, defend and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted under applicable law and the Certificate of Incorporation and by-laws of the Company in effect on the date of the Merger Agreement. In addition, the Surviving Corporation has agreed that for a period of six years after the Effective Time, it will maintain officers and directors liability insurance comparable in coverage to the insurance policy currently maintained by the Company; provided, however, that the Surviving Corporation is not required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company to maintain or procure such insurance.

     Share Ownership. As of the Record Date, executive officers and directors of the Company owned of record or beneficially an aggregate of 1,224,325 Shares for which they will receive the Merger Consideration pursuant to the terms of the Merger Agreement and will also receive shares of CTS Common Stock pursuant to the Spin-Off Distribution. In addition, the executive officers and directors of the Company hold Options to purchase 1,041,000 Shares at a weighted average exercise price of $9.81 per Share, which Options will, if not exercised prior to the Effective Time, be cancelled. It is expected that all of these Options will be exercised prior to the Effective Time.


EFFECTIVE TIME

     The Merger will be effective as of the date and time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger Agreement provides that such filing will be made as soon as practicable following approval and adoption of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of the other conditions stated in the Merger Agreement. See "The Merger -- Terms of the Merger Agreement -- Conditions to the Merger."

PAYMENT FOR SHARES AND SURRENDER OF STOCK CERTIFICATES


     As a result of the Merger, holders of certificates formerly evidencing Shares will cease to have any equity interest in the Company. Promptly after the Effective Time, a letter of transmittal containing instructions with respect to the surrender of certificates previously representing Shares will be furnished to each record holder of Shares. The letter of transmittal will set forth the procedure for surrendering such certificates for exchange to the Paying Agent. After the Effective Time and until surrendered, each stock certificate which represented Shares (other than Shares held by the Company, MCI, the Purchaser, any of their respective subsidiaries and stockholders who perfect their statutory appraisal rights under Delaware law) will evidence only the right to receive the Merger Consideration for each Share represented. In order to receive the Merger Consideration to which a holder of Shares will be entitled as a result of the Merger, such holder will be required, following the Effective Time, to surrender his stock certificate(s), together with a duly executed and properly completed letter of transmittal (and any other required documents), to the Paying Agent. STOCKHOLDERS SHOULD SURRENDER CERTIFICATES REPRESENTING SHARES ONLY WITH A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. Thereafter, the stockholder will receive as promptly as practicable in exchange therefor cash in an amount equal to the product of the number of Shares represented by such stockholder's certificate(s) and $18.50. No interest will be paid on the cash payable upon the surrender of such certificate(s).


     After the Effective Time there will be no transfers of Shares on the stock transfer books of the Company. If, after the Effective Time, certificates theretofore representing Shares are presented for transfer, they will be cancelled and exchanged for the Merger Consideration pursuant to the terms of the Merger Agreement.

     No transfer taxes will be payable in connection with any such payment for Shares, except that if the check for such payment is to be delivered to a person other than the person in whose name the certificates surrendered are registered, the person requesting delivery of the check must, prior to the delivery thereof, either (a) pay to the Paying Agent any resulting transfer taxes or other taxes or (b) establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.


     At any time following six months after the Effective Time, MCI will be entitled to require the Paying Agent to deliver to it or to the Surviving Corporation any funds which have not been disbursed to holders of stock certificates (subject to abandoned property, escheat or other similar laws). If outstanding certificates representing Shares are not surrendered prior to six months following the Effective Time and the payment of the Merger Consideration has not been claimed by such time, the holders of such Shares will have to look only to the Surviving Corporation for payment of their claim. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as otherwise indicated in the immediately preceding paragraph, MCI will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of stock certificates for the Merger Consideration.


CERTAIN OTHER EFFECTS OF THE MERGER


     If the Merger is consummated, the Company's stockholders will not have an opportunity to continue their equity interest in the Company as an ongoing corporation and, therefore, will not share in future earnings and growth, if any, of the Company. If the Merger is consummated, public trading of the Shares will cease, the

Shares will cease to be quoted on the NMS, and the registration of the Shares under the Exchange Act will be terminated. As a result, the Surviving Corporation will be relieved of the duty to file informational reports under the Exchange Act.


     For information concerning the income tax consequences of the Merger, see "The Merger -- Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase", as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

TERMS OF THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, the full text of which is attached to this Proxy Statement as Annex A and which is incorporated by reference into this Proxy Statement. Stockholders are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

     General. The Merger Agreement sets forth the terms and conditions upon and subject to which the Merger is to be effected. If the Merger Agreement is approved and adopted by the stockholders in accordance with the provisions of the DGCL, and the other conditions contained in the Merger Agreement are satisfied or waived, the Purchaser will merge with and into the Company, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, operating as an indirect wholly-owned subsidiary of MCI. The Merger will become effective at the time that a Certificate of Merger is filed with the Secretary of State of the State of Delaware.


     At the Effective Time, each Share (other than Shares held by the Company, MCI, the Purchaser, any of their respective subsidiaries and by stockholders who perfect their statutory appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive $18.50 in cash, without interest thereon. Such Shares will no longer be outstanding and will be cancelled of record. Each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock of the Surviving Corporation.


     Holders of Shares who do not vote to approve and adopt the Merger Agreement and who otherwise strictly comply with the provisions of Delaware law regarding statutory appraisal rights (each a "Dissenting Stockholder") have the right to seek a determination of the fair value of their Shares and payment in cash therefor in lieu of the Merger Consideration to which they would otherwise be entitled. See "The Merger -- Rights of Dissenting Stockholders."


     Stock Options. Each Option outstanding under any of the Company's Stock Option Plans, whether or not otherwise exercisable, will become fully exercisable on the business day immediately prior to the Effective Time. All holders of Options will therefore be able to exercise their Options prior to the Merger and, as stockholders of the Company on the record date for the Spin-Off Distribution and at the Effective Time, will be entitled to receive the shares of CTS Common Stock and the Merger Consideration in respect of the Shares acquired on exercise of such Options as a result of the Spin-Off Distribution and the Merger. The Company may make Loans to Option holders to facilitate the payment of the exercise price with respect to the Options; provided, however, that the maximum amount that the Company may lend to any Option holder with respect to an Option will be an amount equal to the product of (i) the number of shares subject to the Option, multiplied by (ii) the lesser of (A) $18.50 or (B) the per share exercise price of such Option plus the amount of any applicable tax withholding per share with respect to the exercise of the Option. The Loans will be made on such terms and subject to such documentation as is reasonably satisfactory in form and substance to MCI. All Loans to Option holders will be secured by a pledge of the Shares issuable upon the exercise of the Option and will be due and payable at the Effective Time, and the Company will be entitled to repayment of the Loans from any amounts due to such Option holders, including, without limitation, any payments of Merger

Consideration. The Company will not make a Loan to an Option holder, however, unless such Option holder agrees in advance to direct the Paying Agent to repay, on behalf of such Option holder, the entire amount of such holder's Loan directly to the Company out of the funds to be received by such Option holder as Merger Consideration. Any Options which remain outstanding at the Effective Time will be cancelled, and holders of unexercised Options will not receive any Merger Consideration or any CTS Common Stock in the Merger or the Spin-Off Distribution with respect to such unexercised Options.


     Option to Restructure Merger. At MCI's option, the Merger may alternatively be restructured so that (i) the Company is merged with and into MCI or any other direct or indirect subsidiary of MCI, or (ii) any direct or indirect subsidiary of MCI other than the Purchaser is merged with and into the Company.

     Conditions to the Merger. The respective obligations of MCI and the Purchaser, on the one hand, and the Company, on the other, to consummate the Merger are subject to the following conditions, any and all of which may be waived by MCI and the Purchaser or by the Company at their discretion to the extent permitted by applicable law:

          (i) the approval and adoption of the Merger Agreement by the affirmative vote of a majority of the outstanding Shares entitled to vote thereon;

          (ii) other than the filing of a certificate of merger with the Secretary of State of the State of Delaware, all consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expirations of waiting periods imposed by, any governmental body, agency, official or authority which are necessary for the consummation of the Merger, shall have been filed, occurred or been obtained and be in full force and effect; and

          (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect nor shall any proceeding by any court or governmental authority be pending, and no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger.

     The obligations of MCI and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions, any and all of which may be waived by MCI and the Purchaser at their discretion to the extent permitted by applicable law:

          (i) each of the representations and warranties of the Company set forth in the Merger Agreement shall have been true and correct in all material respects when made and as of the date set for consummation of the Merger (except to the extent such representations and warranties speak as of an earlier date and except as otherwise contemplated by the Merger Agreement) and MCI shall have received a certificate signed on behalf of the Company by its Chairman of the Board and Chief Executive Officer and by its Chief Financial Officer to such effect;

          (ii) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the date set for consummation of the Merger and MCI shall have received a certificate signed on behalf of the Company by its Chairman of the Board and Chief Executive Officer and by its Chief Financial Officer to such effect;

          (iii) there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which (x) in connection with the grant of any required regulatory approval, imposes any condition or restriction upon MCI or any of its subsidiaries which would require MCI or any subsidiary, including the Company after the Merger, to dispose of any assets with a value in excess of $15,000,000 or which would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement as to render inadvisable the consummation of the Merger, provided that the parties shall have contested in good faith the imposition of any such condition or restriction, or (y) in connection with the grant of any required regulatory approval or otherwise, would be reasonably likely to result in a material adverse effect with respect to the Company or any subsidiary thereof;

          (iv) the Board of Directors of the Company shall have set the Spin-Off Distribution Record Date (as defined below) and effected the Spin-Off Distribution; and

          (v) no more than 7% of the Shares shall be held by Dissenting Stockholders.

     The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions, any and all of which may be waived by the Company at its discretion to the extent permitted by applicable law:

          (i) each of the representations and warranties of MCI and the Purchaser set forth in the Merger Agreement shall have been true and correct in all material respects when made and as of the date set for consummation of the Merger (except to the extent such representations and warranties speak as of an earlier date and except as otherwise contemplated by the Merger Agreement) and the Company shall have received a certificate signed on behalf of MCI by its Chief Financial Officer to such effect; and

          (ii) MCI and the Purchaser shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the date set for consummation of the Merger and the Company shall have received a certificate signed on behalf of MCI by its Chief Financial Officer to such effect.

     Representations and Covenants. The Merger Agreement contains various representations and warranties of MCI, the Purchaser and the Company. The representations of MCI and the Purchaser relate to: (i) corporate organization;
(ii) authority relative to agreements; (iii) conflicts and required filings and consents; (iv) accuracy and completeness of information supplied; (v) availability of adequate financing; and (vi) brokerage, finder's and other fees. The representations of the Company relate to: (i) corporate organization; (ii) certificate of incorporation and by-laws; (iii) capitalization; (iv) authority relative to agreements; (v) conflicts and required filings and consents; (vi) compliance; (vii) SEC filings and financial statements; (viii) accuracy and completeness of information supplied; (ix) absence of certain changes or events;
(x) absence of litigation; (xi) employment and labor contracts; (xii) employee benefit plans; (xiii) tax matters; (xiv) intellectual property rights; (xv) environmental matters; (xvi) the Spin-Off Distribution; (xvii) transactions with affiliates; (xviii) the opinion of the Financial Advisor; and (xix) brokerage, finder's and other fees.

     The Company has agreed to conduct its business in the ordinary and usual course prior to the Effective Time and to use its best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, providers of cellular telephone service and other suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. The term "subsidiaries" is defined in the Merger Agreement to include only majority-owned subsidiaries and hence does not apply to CTS. In this regard, the Company has agreed that it and its subsidiaries will not, without the prior written consent of MCI, engage in certain types of transactions, including, among other things, any of the following:

          (i) (a) declare, set aside or pay any dividends on, or make any distributions in respect of, any of its capital stock (except for the Spin-Off Distribution or dividends or distributions by a wholly-owned subsidiary to its parent), (b) split, combine or reclassify any shares of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (c) redeem, purchase or otherwise acquire any of its capital stock or of any of its subsidiaries or any other securities thereof;

          (ii) except for the issuance of securities upon exercise of outstanding Options and warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any securities;

          (iii) except to the extent required under existing Stock Option Plans or employment arrangements in effect on the date of the Merger Agreement,
     (a) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company who are not officers of the Company in the ordinary course of business in accordance with past practice, (b) grant any severance or termination pay not currently required to be paid under existing plans, (c) enter into any employment arrangement with any present or former director level or other equivalent or more senior officer or employee, or, other than in the ordinary course of business consistent with past practice, any other employee of the Company or any of its subsidiaries or (d) establish, adopt, enter into or amend or terminate any plan or employment arrangement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except to the extent amendment or termination is necessary or desirable to effectuate the provisions contained in the Merger Agreement;

          (iv) amend its Certificate of Incorporation, by-laws or alter in any fashion the corporate structure or ownership of any subsidiary of the Company;

          (v) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of cellular telephone minutes in the ordinary course of business consistent with past practice and except for the exercise of the CTS Option;

          (vi) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of (a) cellular telephone minutes and cellular telephone equipment in the ordinary course of business consistent with past practice, (b) sales of accounts receivable in the ordinary course of business consistent with past practice and (c) in connection with capital expenditures permitted to be incurred by the Company pursuant to the Merger Agreement;


          (vii) (a) except as set forth in the Merger Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than guarantees by the Company in favor of any of its whollyowned subsidiaries or by any of its subsidiaries in favor of the Company ), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (b) make any loans (except for Loans to Option holders in connection with the exercise of such Options), advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company, except for the exercise of the CTS Option;


          (viii) expend funds for capital expenditures other than in accordance with the Company's current capital expenditure plans or replace or modify the Company's billing system;

          (ix) enter into or amend, supplement or otherwise modify any agreement, arrangement or understanding other than in the ordinary course of business, consistent with past practice and other than with respect to the Adelson Warrant to enhance the anti-dilution rights thereunder, as set forth in the Merger Agreement;

          (x) (a) waive, release, grant or transfer any rights, or extend or modify or change in any material respect any services agreement or other arrangement or understanding with CTS or any subsidiary of CTS, or enter into any additional agreement, arrangement or understanding with CTS or any subsidiary of CTS, in each case, except for extensions up to the date of the Effective Time of any existing agreement which would otherwise expire before then or (b) waive, release, grant or transfer any rights of value, or extend or modify or change in any material respect any existing, or enter into any additional, license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

          (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (xii) recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

          (xiii) change any accounting principle used by it, unless required by the SEC or the Financial Accounting Standards Board;

          (xiv) make any tax election or settle or compromise any income tax liability or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

          (xv) settle or compromise any litigation in which the Company or any subsidiary is a defendant (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000; and

          (xvi) authorize, commit or agree to take any of the foregoing actions.

     In addition, the Merger Agreement contains agreements of MCI, the Purchaser and the Company regarding employee benefit matters; officers' and directors' liability insurance and indemnification; best efforts to successfully consummate the Merger; notices in connection with the Merger; access to the Company's records; public announcements and tax matters.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or permit any of its officers, directors, employees or representatives to, solicit, encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal. The Company has agreed to notify MCI orally and in writing as to any inquiries and proposals which it or any of its subsidiaries or any of their respective representatives or agents may receive. Notwithstanding the foregoing, (i) the Company may furnish or cause to be furnished information concerning the Company and its business, properties or assets to a third party, and (ii) the Company may engage in discussions or negotiations with a third party if, and only to the extent that (A) the Board of Directors of the Company shall conclude in good faith on the basis of advice from outside counsel that such action is required in order for the Board of Directors of the Company to satisfy its fiduciary obligations under applicable law and (B) prior to taking any of the foregoing actions referred to in clauses
(i) or (ii) above, the Company provides reasonable notice to and keeps MCI informed with respect to such action and obtains a confidentiality agreement from the third party prior to delivering to any such person any non-public information.

     The term "Transaction Proposal" is defined in the Merger Agreement to mean
(i) any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its subsidiaries or any tender offer or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions contemplated by the Merger Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or the transactions contemplated thereby or (ii) any proposal, plan or intention to do any of the foregoing either publicly announced or communicated to the Company or any agreement to engage in any of the foregoing.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of MCI, the Purchaser and the Company, or by either MCI or the Company if:

          (i) any permanent injunction or action by any governmental entity preventing the consummation of the Merger shall have become final and nonappealable, provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition; or

          (ii) other than due to the willful failure of the party seeking to terminate the Merger Agreement to perform its obligations required to be performed thereunder at to or prior to the Effective Time, the Merger shall not have been consummated on or prior to October 21, 1995, and in any event if the Merger shall not have been consummated on or prior to December 31, 1995 (the "Outside Termination Date").

     The Merger Agreement may be terminated at any time prior to the Effective Time by MCI upon the occurrence of any of the events described below (the "MCI Trigger Events"):

          (i) upon a breach by the Company of any material representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty of the Company shall have been or become untrue, in each case such that the conditions to closing that each of the Company's representations and warranties contained in the Merger Agreement are true and correct in all material respects and that it has performed all obligations in all material respects under the Merger Agreement would be incapable of being satisfied (following notice and a reasonable opportunity to cure) by October 21, 1995;


          (ii) if the approval of the stockholders of the Company of the Merger Agreement and the Merger shall not have been obtained; or



          (iii) if (a) the Board of Directors of the Company shall have withdrawn, modified or changed its approval or recommendation of the Merger Agreement or the Merger in any manner which is adverse to MCI or the Purchaser or shall have resolved to do the foregoing; or (b) the Board of Directors of the Company shall have approved or have recommended to the stockholders of the Company a Transaction Proposal or shall have resolved to do the foregoing; or (c) a tender offer or exchange offer for 15% or more of the outstanding Shares is commenced (other than by MCI or any of its subsidiaries or affiliates), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days of the commencement thereof; or (d) (A) any person (including the Company or any of its subsidiaries or affiliates, but excluding Mr. Adelson) or group (other than MCI or any of its subsidiaries or affiliates) shall have become the beneficial owner of either (x) 15% or more of the outstanding Shares and the Company has directly or indirectly encouraged or assisted such acquisition (including, without limitation, taking any action under Section 203 of the DGCL (which Section in general prohibits business combinations between the Company and any stockholder which owns in excess of 15% of the Company's Shares for a period of three years from the date such Shares are acquired unless the Board has previously approved such a transaction)) or (y) 25% or more of the outstanding Shares, or (B) if Mr. Adelson becomes the beneficial owner of Shares in addition to those owned by him on May 22, 1995.



     The Merger Agreement may be terminated at any time prior to the Effective Time by the Company upon the occurrence of any of the events described below (the "Company Trigger Events"):


          (i) upon a breach by MCI of any material representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty of MCI shall have been or become untrue, in each case such that the conditions to closing that each of MCI's representations and warranties contained in the Merger Agreement are true and correct in all material respects and that it has performed all obligations in all material respects under the Merger Agreement would be incapable of being satisfied (following notice and a reasonable opportunity to cure) by October 21, 1995; or

          (ii) if prior to the Special Meeting the Board of Directors of the Company (i) shall fail to make or shall withdraw or modify its recommendation of the Merger Agreement or the Merger if there shall exist at such time a tender offer or exchange offer or a written, bona fide proposal by a third party to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction or (ii) recommends to the Company's stockholders approval or acceptance of any such transaction, in each case if, and only to the extent that, the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law.

     Fees and Expenses. Except as specifically provided below, each party to the Merger Agreement shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that if the Merger Agreement is terminated pursuant to:

          (i) subsection (i) under MCI Trigger Events above and (x) such termination is the result of willful breach by the Company of any material covenant, agreement, representation or warranty contained in the Merger Agreement and (y) at any time during the period commencing May 22, 1995 and ending twelve months after the date of termination of the Merger Agreement, a Business Combination (as defined below) involving the Company shall have occurred or the Company shall have entered into a definitive agreement providing for such a Business Combination;

          (ii) the Outside Termination Date and (x) there shall exist a Transaction Proposal with respect to the Company, and (y) at any time during the period commencing on May 22, 1995 and ending twelve months after the date of termination of the Merger Agreement, a Business Combination involving the Company shall have occurred or the Company shall have entered into a definitive agreement providing for a Business Combination;

          (iii) subsection (ii) under MCI Trigger Events above because the Merger Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Special Meeting and at the time of the Special Meeting (x) there shall exist a Transaction Proposal with respect to the Company or (y) any event specified in subsection (iii)(d) under MCI Trigger Events above shall have occurred;

          (iv) subsection (iii)(a) under MCI Trigger Events above and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of the Company, there shall exist a Transaction Proposal with respect to the Company or any event specified in subsection (iii)(d) under MCI Trigger Events above shall have occurred;

          (v) subsection (iii)(d) under MCI Trigger Events above and at any time during the period commencing on May 22, 1995 and ending twelve months after the date of termination of the Merger Agreement, either (A) a Business Combination specified in clause (i) or (ii) of the definition thereof shall have occurred or the Company shall have entered into a definitive agreement providing for such a Business Combination or (B) any person or group shall acquire beneficial ownership of 50% or more of the outstanding Shares; or

          (vi) subsections (iii)(b) or (c) under MCI Trigger Events above or subsection (ii) under Company Trigger Events above;

then the Company shall pay to MCI an amount equal to (x) $7,500,000, plus (y) all out-of-pocket fees and expenses (including, without limitation, reasonable fees and disbursements payable to any investment bankers, counsel to MCI and counsel to such investment bankers and accountants) incurred by MCI or on its behalf in connection with the analysis, negotiation, preparation, execution and performance of the Merger Agreement and the Voting Agreements and the consummation of the transactions contemplated thereby ("Expenses") up to $1,500,000.

     The Merger Agreement provides that if the Merger Agreement is terminated pursuant to subsection (ii) under MCI Trigger Events above because the Merger Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Special Meeting, or pursuant to subsections (i), (iii)(a) or (iv) under MCI Trigger Events above, then, in any such event, the Company shall pay to MCI an amount equal to MCI's Expenses, provided that the Company shall not be obligated to make any such payment if the Company shall be obligated to make a payment to MCI pursuant to the provisions of the Merger Agreement summarized in the immediately preceding paragraph.

     The Merger Agreement further provides that if the Merger Agreement is terminated pursuant to subsection (i) under Company Trigger Events above, MCI shall pay to the Company an amount equal to (x) $1,500,000 plus (y) all out-of-pocket fees and expenses (including, without limitation, reasonable fees and disbursements payable to any investment bankers, counsel to the Company and counsel to such investment bankers and accountants) incurred by the Company or on its behalf in connection with the analysis, negotiation, preparation, execution and performance of the Merger Agreement and the consummation of the transactions contemplated hereby, up to $1,500,000.

     The term "Business Combination" is defined in the Merger Agreement to mean any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (iii) (A) any person (including the Company or any of its subsidiaries or affiliates, but excluding Mr. Adelson) or any group (other than MCI or any of its subsidiaries or affiliates) becoming the beneficial owner of either (x) 15% or more of the outstanding Shares and the Company has directly or indirectly encouraged or assisted such acquisition (including, without limitation, taking any action under Section 203 of the DGCL) or (y) 25% or more of the outstanding Shares, or (B) Mr. Adelson becoming the beneficial owner of Shares in addition to those owned on May 22, 1995.

SOURCE AND AMOUNT OF FUNDS

     Based on the number of outstanding Shares on the Record Date, MCI will require approximately $151 million to pay for all of the outstanding Shares. MCI expects to obtain all required funds from its general corporate funds.

ADELSON WARRANT

     Immediately prior to the Effective Time, pursuant to the anti-dilution provisions of the Adelson Warrant, Mr. Adelson will receive, with respect to each Share covered by the Adelson Warrant, the number of shares of CTS Common Stock which shall be distributable in respect of each Share pursuant to the Spin-Off Distribution. Mr. Adelson also has the right to require the Company to repurchase the Adelson Warrant for an amount in cash equal to the difference between $18.50 and the per Share exercise price of the Adelson Warrant, multiplied by the number of Shares covered by the Adelson Warrant.

THE SPIN-OFF DISTRIBUTION


     The Spin-Off Distribution, which is a condition precedent to the Merger, is being done to facilitate the Merger, which the Board has determined is in the best interests of the Company's stockholders, by excluding from the Merger the Company's interest in CTS which MCI does not wish to acquire and the Company does not wish to sell to MCI. In reaching this conclusion, the Board considered that holders of the Shares will receive fair value in cash for the Company's operating business (principally comprised of the resale of cellular airtime) and in addition they will be able to retain a continuing interest in the future prospects of CTS by retaining the CTS Common Stock received by them in the Spin-Off Distribution. The Board also considered that since the principal customers of CTS include competitors of MCI who might decline to pursue business with CTS if MCI became the largest stockholder of CTS, which development could adversely affect the business of CTS and the value of CTS Common Stock, and since MCI had indicated that, since CTS does not fit within MCI's strategic business plan, it was not interested in acquiring the CTS Common Stock, MCI was unlikely to attribute any significant value to the CTS Common Stock in valuing the consideration it was prepared to pay to the Company's stockholders in the Merger. Each of the foregoing factors supported the Board's decision, and the Board viewed all of the foregoing factors as important in reaching its conclusion and did not assign any particular weight to any individual factor.


     The Spin-Off Distribution will occur immediately prior to the Effective Time (the "Spin-Off Distribution Payment Date") only after the Merger has been approved by the Company's stockholders and all other conditions to the Merger other than the filing of the Certificate of Merger have been satisfied or waived and will be payable to the holders of record of Shares at the close of business on the date immediately preceding the Spin-Off Distribution Payment Date (the "Spin-Off Distribution Record Date"), and to the holder of the Adelson Warrant. See "The Merger -- Terms of the Merger Agreement" and "Voting and Proxies -- Director and Adelson Voting Agreements."



     The Spin-Off Distribution will be a dividend distribution in respect of the outstanding Shares and will be made to holders of Shares in an amount per Share as follows: (i) if the average closing market price of CTS Common Stock on each of the three trading days ending on the Spin-Off Distribution Record Date (the "Distribution Price") is equal to or less than $22.00 per share, then each Share shall be entitled to receive that number of shares of CTS Common Stock equal to the quotient obtained by dividing 3,980,000 by the sum of the then outstanding number of Shares and the Shares then reserved for issuance upon exercise of the Adelson Warrant, and (ii) if the Distribution Price is more than $22.00 per share, then each Share shall be entitled to receive that number of shares of CTS Common Stock equal to (x) the sum of (i) the product of $22.00 times 3,980,000, plus (ii) the product of 3,980,000 times 60% of the difference between the Distribution Price and $22.00, divided by (y) the Distribution Price and further divided by (z) the sum of the then outstanding Shares and the Shares then reserved for issuance upon exercise of the Adelson Warrant. Fractional shares of CTS Common Stock will not be delivered in the Spin-Off Distribution. In lieu of fractional shares, the Company shall deliver cash to those persons who would otherwise be entitled to a fractional share of CTS Common Stock in an amount equal to the Distribution Price times such fraction, rounded to the nearest $0.01. If the Distribution Price were $28.00 per share, which was the closing market price of CTS Common Stock on August 17, 1995, the latest practicable date prior to the date of this Proxy Statement, then, assuming the exercise in full of all the Options, each stockholder of the Company at the Spin-Off Distribution Record Date would receive .352 shares of CTS Common Stock in the Spin-Off Distribution, which .352 shares of CTS Common Stock would have a market value, based on such August 17, 1995 closing price, of approximately $9.86.


     If the Distribution Price exceeds $22.00, less than all of the shares of CTS Common Stock owned by the Company will be distributed in the Spin-Off Distribution. MCI has informed the Company that after the Effective Time, it intends to cause the Company to dispose of any shares of CTS Common Stock retained by the Company through sales in the open market or otherwise.

     The receipt of shares of CTS Common Stock in the Spin-Off Distribution will be taxable to the recipients of such shares. See "The Merger -- Federal Income Tax Consequences."

     While the CTS Common Stock to be received in the Spin-Off Distribution is not part of the consideration to be received in the Merger, the Spin-Off Distribution will only be made if the Merger is approved by the Company's stockholders and all other conditions to the consummation of the Merger (other than the completion of the Spin-Off Distribution and the filing of the Certificate of Merger) have been satisfied or waived. The Spin-Off Distribution is subject to further action by the Board of Directors, which must set the Spin-Off Distribution Record Date and declare the dividend effectuating the Spin-Off Distribution.

     STOCKHOLDER APPROVAL OF THE SPIN-OFF DISTRIBUTION IS NOT REQUIRED, AND YOUR APPROVAL OF THE SPIN-OFF DISTRIBUTION IS NOT BEING SOUGHT.

     It is anticipated that after the effectiveness of the Merger there will be no substantial continuing business relationships between the Company and CTS other than relationships which may be entered into from time to time in the future after arms-length negotiations between the Company, as controlled by MCI, and CTS.

     CTS was incorporated in the State of Delaware in August 1988 under the name NCS Ventures Corp. ("Ventures") and was then a majority-owned subsidiary of the Company. In September 1988, Ventures and NYNEX Mobile Billing Services, Inc. ("NYNEX") formed a partnership known as Cellular Technical Services Company (the "Partnership") in which each held a 50% interest. In May 1991, Ventures obtained an option to purchase the 50% interest in the Partnership owned by NYNEX (the "Purchase Option") and, in anticipation of the exercise of the Purchase Option, changed its name to Cellular Technical Services Company, Inc. Concurrently with the exercise of the Purchase Option, on August 13, 1991, CTS consummated the initial public offering of its common stock.

     CTS is engaged in the design, development, marketing, installation and support of integrated real-time information management systems for the cellular communications industry. The CTS Common Stock is registered under Section 12(g) of the Exchange Act and is listed on the NMS. As of August 4, 1995, an aggregate of 10,022,974 shares of CTS Common Stock were issued and outstanding of which the Company owned 3,340,000 shares or approximately 33.3%. In addition, at such date the Company held a currently exercisable stock option to purchase 640,000 shares of CTS Common Stock. The Company has agreed in the Merger Agreement to exercise such stock option prior to the Spin-Off Distribution. Upon exercise of the CTS Option, the Company will own approximately 37.3% of the outstanding CTS Common Stock. CTS is current in its reporting under the Exchange Act and with NMS, and the Company will make available to stockholders of the Company, without charge, copies of all reports filed by CTS with the SEC under the Exchange Act upon request. Requests for such documents should be directed to: Investor Relations, Nationwide Cellular Service, Inc., 20 East Sunrise Highway, Valley Stream, New York 11581-1252 (telephone: (516) 887-0399).



     Merv Adelson has agreed in writing with CTS not to sell or transfer an aggregate of approximately 464,000 shares of CTS Common Stock received pursuant to the Spin-Off Distribution and in respect of the Adelson Warrant for a period of six months from the date of the Spin-Off Distribution, and the Director Stockholders have agreed in writing with CTS not to sell or transfer an aggregate of approximately 632,000 shares of CTS Common Stock received by them pursuant to the Spin-Off Distribution and in respect of the Options for a period of one year from the date of the Spin-Off Distribution. In addition, one additional holder of Shares has agreed in writing with CTS not to sell or transfer an aggregate of 150,000 shares of CTS Common Stock received pursuant to the Spin-Off Distribution for a period of one year from the date of the Spin-Off Distribution.


FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING DISCUSSION SETS FORTH CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE SPIN-OFF DISTRIBUTION APPLICABLE TO STOCKHOLDERS THAT HOLD THEIR SHARES AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). HOWEVER, SUCH DISCUSSION DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES, SUCH AS STOCKHOLDERS WHO ARE DEALERS IN SECURITIES, FOREIGN PERSONS OR STOCKHOLDERS WHO ACQUIRED THEIR SHARES IN CONNECTION WITH STOCK OPTIONS OR STOCK PURCHASE WARRANTS. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO HIM OR HER OF THE MERGER AND THE SPIN-OFF DISTRIBUTION IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND POSSIBLE CHANGES IN SUCH TAX LAWS (WHICH MAY HAVE RETROACTIVE EFFECT).


     In general, the receipt by a Company stockholder of cash pursuant to the Merger (or cash pursuant to the exercise of dissenters' rights of appraisal) and CTS Common Stock pursuant to the Spin-Off Distribution will be a taxable event for such stockholder. Although there is no specific authority directly on point, the receipt by a Company stockholder of cash and CTS Common Stock should be treated as an exchange of Shares for both cash and CTS Common Stock. Under this treatment, a stockholder will generally recognize capital gain or loss for federal income tax purposes equal to the difference between (i) the fair market value at the Effective Time of the CTS Common Stock received plus the amount of cash received and (ii) the tax basis in the Shares surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if the stockholder's holding period for such Shares is more than one year at the Effective Time. If a Company stockholder owns more than one block of Shares, the cash and CTS Common Stock received must be allocated ratably among the blocks in the proportion that the number of Shares in a particular block bears to the total number of Shares owned by such stockholder. A stockholder's holding period for his or her CTS Common Stock received in the Spin-Off Distribution will begin on the day following the Effective Time, and such stockholder will have an initial tax basis in such CTS Common Stock equal to the fair market value thereof.


     Although, as stated above, the receipt by a Company stockholder of cash and CTS Common Stock should be treated as an exchange of Shares for both cash and CTS Common Stock, it is possible that the Internal Revenue Service (the "Service")might contend that only the cash payment was received as payment for the Shares, and that the receipt of CTS Common Stock is instead taxable to the recipient as a distribution from the Company under Section 301 of the Code. If the Service were to so contend and if such contention were to be upheld, then the cash payment received by a Company stockholder would still be treated as received in exchange for such stockholder's Shares.



     If the receipt of CTS Common Stock were treated as a distribution, the amount of such distribution for federal income tax purposes would be the fair market value of the CTS Common Stock at the Effective Time. Under Section 301 of the Code, the receipt of the CTS Common Stock would be taxable to the holders of Shares as a dividend to the extent of the Company's current or accumulated earnings and profits (including as a result of the deemed sale of the CTS Common Stock by the Company). Any amount of CTS Common Stock that exceeds the earnings and profits of the Company would first be treated as a non-taxable return of capital to the extent of each stockholder's tax basis in his or her Shares, and such stockholder's tax basis in such stock would be reduced accordingly (but not below zero). To the extent that the CTS Common Stock were to exceed the stockholder's tax basis in his or her Shares, such excess would be treated as long-term or short-term capital gain from the sale or exchange of Shares, depending on the period he held the Shares.


     With respect to corporate stockholders, the portion of the CTS Common Stock, if any, that is a taxable dividend under the foregoing rules generally should be eligible for the 70% dividends received deduction. However, a corporate stockholder's ability to use the dividends received deduction is subject to several limitations, including those relating to "debt financed portfolio stock" under Section 246A of the Code and certain holding period requirements. In addition, even if the dividends received deduction is fully available, a portion of the CTS Common Stock distribution may constitute an "extraordinary dividend," which is subject to the provisions of Section 1059 of the Code.

     A stockholder may be subject to information reporting and to backup withholding at a rate of 31% of amounts paid to the stockholder, unless such stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

     THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE SPIN-OFF DISTRIBUTION (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

REGULATORY FILINGS AND APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions, including the Merger, may not be consummated until specified notification requirements have been satisfied and waiting periods have been terminated or expired. On July 21, 1995, the Notification and Report Forms required pursuant to the HSR Act were filed by the Company and MCI with the Antitrust Division of the Department of Justice and the FTC for review in connection with the Merger. Early termination of the applicable waiting period was granted effective August 3, 1995. Even though the HSR Act waiting period has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of MCI or the Company. The parties do not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurances that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     In addition, the Merger is also subject to the review and approval of the New York State Public Service Commission ("NYPSC"). The Company and MCI have filed an application with the NYPSC seeking such approval and, pursuant to consultations with the staff of the California Public Utilities Commission ("CPUC"), have filed all information with the CPUC which was deemed necessary by such staff under currently applicable regulations.


RIGHTS OF DISSENTING STOCKHOLDERS

     Record holders of Shares are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 which is reprinted in its entirety as Annex C to this Proxy Statement. Except as set forth herein and in Annex C, holders of Shares will not be entitled to appraisal rights in connection with the Merger.

     Under the DGCL, record holders of Shares who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

     Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to such meeting, the Company must notify each of the holders of Shares at the close of business on the record date for such meeting that such appraisal rights are available and include in each such notice a copy of Section
262. This Proxy Statement constitutes such notice for purposes of the Special Meeting. Any stockholder of record who wishes to exercise appraisal rights should review the following discussion and Annex C carefully because failure timely and properly to comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of Shares wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Shares. In addition, a holder of Shares wishing to exercise appraisal rights must hold of record such Shares on the date the written demand for appraisal is made and must continue to hold such Shares through the Effective Time.

     Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

     If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Holders of Shares who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Shares should be delivered to Nationwide Cellular Service, Inc., 20 East Sunrise Highway, Valley Stream, New York, 11581-1252, Attention: Secretary, so as to be received before the vote on the approval and adoption of the Merger Agreement and the Merger at the Special Meeting.

     Within 10 days after the Effective Time, the Company, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any such stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Shares. Stockholders of the Company seeking to exercise appraisal rights should assume that the Surviving Corporation will not file a petition with respect to the appraisal of the value of Shares and that the Surviving Corporation will not initiate any negotiations with respect to the "fair value" of Shares. Accordingly, stockholders of the Company who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

     Within 120 days after the Effective Time, any record holder of Shares who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal were received by the Company, and the number of holders of such Shares. Such statement must be mailed within ten days after the written request therefore has been received by the Surviving Corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of Shares entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community are otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Shares entitled to appraisal.

     Any stockholder of the Company who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her Shares for any purpose nor, after the Effective Time, be entitled to the payment of dividends or other distributions thereon (other than the Spin-Off Distribution).

     If no petition for an appraisal is filed within the time provided, or if a stockholder of the Company delivers to the Surviving Corporation a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, within 60 days after the Effective Time or with the written approval of the Surviving Corporation thereafter, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive the Merger Consideration, without interest, as if he or she had not demanded appraisal of his or her Shares. No pending appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

     STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The following table presents certain selected consolidated financial information for the Company as of and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, and as of and for the six months ended June 30, 1995 and 1994. The selected financial information has been derived from the consolidated financial statements of the Company and should be read in conjunction with such financial statements and the notes thereto. The Company's audited financial statements are incorporated by reference in this Proxy Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the Company's unaudited financial statements are incorporated by reference in this Proxy Statement from the Company's Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the six months ended June 30, 1995. See "Incorporation of Certain Documents By Reference."


                       (AMOUNTS IN THOUSANDS, EXCEPT FOR
                         PER SHARE AND SUBSCRIBER DATA)


                                              SIX MONTHS ENDED
                                                  JUNE 30,                          YEAR ENDED DECEMBER 31,
                                            --------------------    --------------------------------------------------------
                                              1995        1994        1994        1993        1992        1991        1990
                                            --------    --------    --------    --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA(1):
Revenues..................................  $117,446    $101,395    $213,202    $182,675    $141,774    $114,621    $104,773
Net (loss) income.........................    (3,982)        832       1,222       1,817       6,695       1,180      (6,551)
Net (loss) income per common share:(2)
  Primary.................................  $   (.50)   $    .05    $    .19    $    .13    $    .79    $    .06    $  (1.17)
                                            ========    ========    ========    ========    ========    ========    ========
  Fully diluted...........................                          $    .17    $    .12
                                                                    ========    ========
Average Monthly Revenue per Subscriber....  $     68    $     84    $     81    $     91    $    101    $    107    $    120
Amortization of Purchased Subscriber
  Base....................................     2,688       3,290       5,939       6,752       4,315       1,728         744
BALANCE SHEET DATA:
Total Assets..............................  $ 79,241    $ 71,273    $ 75,679    $ 61,425    $ 73,502    $ 46,231    $ 33,773
Long-term obligations:
  Notes Payable...........................                 6,587       8,393         911       6,249                   2,023
  Contingent Value Rights(3)..............                                         3,600       2,800       2,000       1,200
  Redeemable Warrant......................     3,600
  Series A Convertible, Preferred
    Stock(4)..............................                 6,000       6,000       6,000       6,000       6,000       6,000
Total Stockholders' Equity
  (Deficiency)(4).........................    16,263      13,425      15,107      12,709       9,650         184        (406)
Weighted average common and common share
  equivalents outstanding:(5)
  Primary.................................     7,902       8,530       8,686       7,696       8,343       6,895       6,277
                                            ========    ========    ========    ========    ========    ========    ========
  Fully diluted...........................                             8,912       8,315
                                                                    ========    ========
PER SHARE DATA:
Book Value per common share:
  Primary.................................  $   2.06    $   1.57    $   1.74    $   1.65    $   1.16    $   0.03    $  (0.06)
  Fully Diluted...........................                          $   1.70    $   1.53
Dividends Declared........................         0           0           0           0           0           0           0
Number of Subscribers.....................   292,000     212,000     250,000     176,000     143,000      86,000      67,300


---------------

(1) In 1992 the Company changed its method of accounting for income taxes which was retroactively applied to 1991.


(2) For the purpose of computing per share amounts, the net income attributable to common shares has been reduced by the Contingent Value Rights ("CVRs") accretion of $400,000 for the six months ended June 30, 1994 and $800,000 for each of the years ended December 31, 1993, 1992, 1991 and 1990. For the year ended December 31, 1994, the net income attributable to common shares has been increased by a reduction in the liability for the Contingent Value Rights obligation of $320,000. The amounts recorded are not a credit or a charge to operations, but rather result in an increase or reduction of net worth. Except for the years ended December 31, 1994 and 1993, primary and fully diluted earnings per common share were the same amounts.


(3) The CVRs described in footnote (2) above were recorded as a current liability at December 31, 1994 and on January 12, 1995, the Company paid to its holder $3,280,000 extinguishing the liability for the CVRs.

(4) The Series A Convertible, Preferred Stock was converted into shares of the Company's Common Stock on a one-for-one basis on January 12, 1995.


(5) The adjusted weighted average shares outstanding at June 30, 1994 and December 31, 1994 and December 31, 1992 was computed under the modified treasury stock method. For the six months ended June 30, 1995 and the year ended December 31, 1993, the "modified treasury stock method" yielded anti-dilutive results for primary earnings per share.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

     The Company's Shares are traded on NASDAQ under the trading symbol NCEL. The prices shown below are the range of high and low closing prices on the NASDAQ National Market System ("NMS") of the Shares. On July 24, 1995 the number of holders of record of the Shares was 117.


                                                                       HIGH     LOW
                                                                       ----     ----
        1993
        First Quarter................................................  $10 3/4  $8 1/8
        Second Quarter...............................................  8 3/4    6 3/4
        Third Quarter................................................    13     7 5/8
        Fourth Quarter...............................................  16 1/4   11 1/4

        1994
        First Quarter................................................  $17 1/8  $12 5/8
        Second Quarter...............................................  14 5/8   11 1/2
        Third Quarter................................................  16 1/8   11 7/8
        Fourth Quarter...............................................  19 1/8   15 3/8

        1995
        First Quarter................................................  $ 19     $14 1/4
        Second Quarter...............................................  27 1/8   15 1/8
        Third Quarter (through August 17, 1995)......................  28 13/16 26 1/8



     On May 19, 1995, the last trading day prior to the Company's public announcement of the execution of the Original Agreement, the last reported sale price as reported on the NMS was $17.50 per Share. On August 16, 1995, the last trading day prior to the execution of the Merger Agreement, the last reported sale price as reported on the NMS was $27.63 per Share. On August 17, 1995, the latest practicable trading day prior to the date of this Proxy Statement, the last reported sale price as reported on the NMS was $27.50 per Share. Stockholders are urged to obtain current quotations for the Shares.


     There were no dividends or other distributions made by the Company with respect to the Shares during 1995, 1994 or 1993. The Company's financing agreement prohibits the payment of cash dividends by the Company.

                         OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of August 2, 1995, information with respect to the beneficial ownership of the Shares by (i) each person known by the Company to beneficially own more than 5% of the outstanding Shares, (ii) each director of the Company, (iii) each of the Chief Executive Officer and the four other most highly compensated executive officers of the Company and (iv) all directors and executive officers of the Company as a group.

                                                                     AMOUNT AND
                                                                     NATURE OF       PERCENT OF
                         NAME AND ADDRESS                            BENEFICIAL      OUTSTANDING
                      OF BENEFICIAL OWNER(1)                        OWNERSHIP(2)       SHARES
------------------------------------------------------------------  ------------     -----------
Merv Adelson......................................................  1,607,739(3)        17.83%
  c/o East-West Capital Associates
  10100 Santa Monica Blvd.
  Los Angeles, CA 90067
Harvey and Phyllis Sandler........................................    683,800(4)         8.37%
  2800 Island Boulevard
  N. Miami Beach, FL 33160
Stephen Katz......................................................    580,325(5)         6.88%
  20 East Sunrise Highway
  Valley Stream, NY 11582
Dimensional Fund Advisors Inc.....................................    466,200(6)         5.71%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Jay Bernstein.....................................................    400,500(7)         4.90%
Mel Steinberg.....................................................    318,500(7)         3.89%
Larry Altman......................................................    170,500(7)         2.08%
Jerome Sanders....................................................    145,500(8)         1.76%
Joseph A. Gregori.................................................    128,000(9)         1.54%
Steven B. Fink....................................................     10,500(9)             *
Stuart D. Buchalter...............................................     10,500(9)             *
Harold Saving.....................................................      1,000(9)             *
Edward Seidenberg.................................................        500(9)             *
All directors and executive officers as a group (10) persons......  1,765,825(10)       20.27%

---------------

  *  Less than 1%.

 (1) Pursuant to the rules of the SEC, addresses are only given for holders of 5% or more of the outstanding Shares of the Company.

 (2) Unless otherwise indicated, each person or group has sole voting and investment power with respect to such Shares. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any Shares which such person or group has the right to acquire within 60 days of August 2, 1995. For purposes of computing the percent of outstanding Shares held by each person or group named above as of a given date, any Shares which such person or group has the right to so acquire are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person or group.

 (3) Includes 850,000 Shares issuable upon exercise of the Adelson Warrant. The information as to Mr. Adelson is based on a Schedule 13D dated January 19, 1990, as last amended on January 17, 1995, filed with the SEC by Mr. Adelson.

 (4) The information as to Harvey and Phyllis Sandler is as of August 2, 1995 and is based on information provided to the Company by Harvey and Phyllis Sandler.



 (5) Includes 40,000 Shares held by Mr. Katz as custodian for one of his children and Shares issuable upon exercise of options to purchase 267,000 Shares, and excludes 40,000 Shares held by one of Mr. Katz's children as to which he disclaims beneficial ownership. On August 18, 1995, Mr. Katz sold, with MCI's consent, 55,000 Shares to an unaffiliated party who has acknowledged in writing that such Shares are subject to the voting agreement and proxy delivered by Mr. Katz and who has agreed, in certain circumstances upon request of MCI, to deliver a similar voting agreement and proxy.


 (6) The information as to Dimensional Fund Advisors Inc. ("Dimensional") is based on information provided to the Company by Dimensional. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 466,200 Shares as of March 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such Shares.

 (7) Includes Shares issuable upon exercise of options to purchase 10,500
     Shares.

 (8) Includes Shares issuable upon exercise of options to purchase 92,500
     Shares.

 (9) Represents Shares issuable upon exercise of options.

(10) Includes 40,000 Shares held as custodian and options to purchase 541,000 Shares.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company is engaged in the purchase and resale of cellular telephone service and, to a lesser extent, the sale of cellular telephone equipment and accessories. Cellular telephone service may be defined as access to a cellular telephone system through the assignment of an individual mobile telephone number enabling the subscriber to make local and long distance telephone calls from a cellular telephone in all areas where a cellular telephone system has been established. Once a connection to the system has been established, calls may be placed to any landline phone or to a cellular phone in any area in which a cellular telephone system exists. The Company purchases such service from local cellular telephone system operators in accordance with the operators' wholesale rates or, where applicable, tariffs filed with local regulatory agencies and resells the service to its customers according to its retail rates or tariffs, if such tariffs are required by regulatory agencies. Service is normally sold by the Company on a month-to-month or on a one or two-year contract basis by charging monthly access fees, per-minute use fees and local and long distance toll charges.


     In the cellular telephone industry, service is provided within a regional unit known as a Cellular Geographic Service Area ("CGSA"). Federal Communications Commission ("FCC") regulations provide for the licensing of two cellular telephone system operators for each CGSA throughout the United States. The Company, which does not hold licenses as a system operator in any CGSA, resells cellular service in eight CGSAs, consisting of the metropolitan areas of New York-New Jersey, Los Angeles, Chicago, Baltimore-Washington, D.C., Boston, Philadelphia, San Diego and San Francisco and as of July 31, 1995 provided service to approximately 300,000 subscribers.


     The Company also conducts business through two wholly-owned subsidiaries, Nova Cellular Co. ("Nova") and N.C.S. Equipment Corporation ("NCS"). Nova purchases and resells cellular telephone service and markets cellular telephones and accessories in the Chicago metropolitan area and NCS markets cellular telephones and accessories in CGSAs serviced by the Company other than Chicago.


     The Company owns 3,340,000 shares of CTS Common Stock or 33.3% of CTS (and holds the CTS Option to purchase an additional 640,000 Shares), which is engaged in the design, development, marketing, installation and support of integrated real-time information management and fraud detection systems for the wireless communications industry.


     The Company owns a 25% interest in the common stock of Mobile Datacom Corporation ("MDC"), a $500,000 five-year convertible subordinated debenture, and a $50,000 five-year subordinated debenture, each debenture bearing interest at 10%. MDC was formed in February 1993 and is a development stage company which provides a range of satellite-based, two-way digital data communications and reporting services and systems for mobile platforms and remote fixed site needs.

SERVICES AND PRODUCTS

     The Company's revenues are principally derived from the purchase and resale of cellular telephone service and, to a lesser extent, the sale of cellular telephone equipment and related accessories.

     In order to use a cellular telephone, it is necessary to arrange for service with a cellular telephone system operator or a reseller of services such as the Company. The Company purchases such service from cellular telephone system operators based on wholesale rates, as set forth in published tariffs of the cellular telephone system operators or as negotiated on a contractual basis, and resells such service at retail rates to its subscribers. Fees charged to subscribers include a one-time connection fee, a fixed monthly access fee, usage fees that vary with the number and duration of calls and toll charges for the calls made. Service is sold by the Company on a month-to-month or on a one or two-year contract basis.

MARKETING

     The Company currently markets cellular service and equipment primarily through Company operated retail stores, a direct sales force, telemarketing and, to a limited extent, independent dealers. The Company's marketing efforts include advertising activities and offering a wide selection of subscriber pricing plans, cellular telephone equipment and accessories. As of July 31, 1995 the Company provided cellular telephone service to approximately 300,000 subscribers in eight CGSAs, of which 208,000 are in the New York-New Jersey, Los Angeles and Chicago CGSAs and 92,000 are in other CGSAs. The Company continues to seek the expansion of its customer base through its marketing efforts in addition to the acquisition of customer bases from competitors.


     For distribution of its products and services, the Company utilizes a direct retail strategy encompassing both Company operated stores and a corporate sales force. The Company believes that selling directly through Company retail stores improves subscriber retention by establishing closer contact with its customer base and will enhance the ability of the Company to take advantage of additional sales opportunities including referral business and value-added services such as paging, voice mail, cellular telephone accessory sales and future wireless communication services. The Company has also recently expanded its telemarketing distribution effort. Customers so acquired are encouraged to visit Company stores in order to establish closer contact which the Company believes will cause these customers to emulate the behavior of the customers acquired directly through the stores with respect to subscriber longevity. The Company believes distribution through telemarketing will, over time, tend to reduce customer acquisition costs. See "Competition."

     The Company believes that a high level of customer service is essential to the success of its business. To enhance the level of customer service it provides, the Company has decentralized many customer service functions to its regional offices. In addition, the Company utilizes a proprietary customer billing and record system which integrates all customer data into a single source and provides on-line access of those records to all customer service representatives.


COMPETITION



     The telecommunications industry is generally highly competitive. However, in the cellular industry there are only two licensed carriers of cellular radio service in each market. Among the Company's cellular competitors are cellular subsidiaries or divisions of cellular telephone system operators, such as those from which the Company purchases service and, to a lesser extent, other resellers of cellular telephone services. As there is little differentiation in the quality of the cellular service provided, the two cellular carriers in each area have sought to compete primarily through offering various packages of equipment and cellular air time minutes at different price points. Carriers, through arrangements with other carriers, also have differentiated their service by offering enlarged local calling areas. The Company, to remain competitive, has found it necessary to offer similar packages and service areas and differentiates itself by offering a higher level of customer service. Many of the Company's competitors have substantially greater resources, experience, marketing and sales staffs than the Company. It is difficult to assess the level of competition that will emerge in the wireless communications industry. New communication technologies are continually being developed, some of which may provide increased competition to the cellular business conducted by the Company. The mobile services marketplace, of which cellular is part, is subject to technical and regulatory changes which can affect the number and type of competitors, the viability of competitors and services offered thereby and thus either materially enhance or impair the Company's business.



     The FCC has licensed specialized mobile radio ("SMR") system operators to construct digital mobile communications systems on existing SMR frequencies in many cities throughout the United States. One such operator began offering service, on a limited basis, in the Los Angeles area in August 1993 and has announced plans to initiate service by year end 1995 in all of the eight CGSAs in which the Company conducts its resale business. The operator of such system has announced that it intends to initially position itself as a major provider of dispatch mobile services and beginning sometime after year end 1995 provide a service competitive to cellular. Further, the FCC has recently allocated radio frequency spectrum for seven personal communication service ("PCS") licenses in markets throughout the United States, including each market in which the Company conducts its business. Auctions for such licenses began in December 1994 and two licenses in each major market throughout the United States were awarded. The schedule for auctioning the remaining PCS licenses has not been set and is dependent upon the outcome of legal challenges to the FCC's licensing criteria. Although the marketing and technical elements are not well defined, the Company expects that at some future point in time PCS services will become competitive with cellular service. Future competition may also include commercial mobile satellite services which are currently being designed. The Company believes these new services will offer resale opportunities. Although no arrangements as to the resale of any of these emerging services have been completed, discussions with respect to such resale opportunities are continuing.

GOVERNMENT REGULATION

     The resale of cellular mobile telephone service is subject to federal and state regulation as a common carrier radio telephone service.

     Federal Regulation. The FCC licenses cellular telephone system operators such as those from which the Company purchases services. Although it has the authority, the FCC does not license or prescribe regulations for resellers other than through its general policies for the cellular industry. Cellular system operators either publish wholesale tariffs or promulgate rates which enable the Company to resell such service at a profit. However, there are no federal rules which guarantee or are intended to assure a profit to cellular resellers. The FCC does not presently require wholesale tariff rates, but does require, without restriction, that all cellular system operators offer their service to non-licensed entities, such as the Company, for resale to the public.

     On August 9, 1993, Congress passed the Budget Reconciliation Act (the "Budget Act") which amended the Communications Act of 1934. The Budget Act prohibits states from imposing entry regulations and, one year after the date of enactment, from imposing rate regulation on commercial mobile radio service ("CMRS") providers (which among others include cellular, PCS and SMR providers) unless the FCC grants the state the authority to do so. Eight states filed requests with the FCC to maintain state regulation over the intrastate cellular service rates. In orders released May 19, 1995, the FCC denied all of the eight states authority to retain such rate regulation. In two of these states, California and New York, the Company engages in the resale of cellular service.

     The amendments to the Communications Act under the Budget Act do not preempt states from regulating, other than as to rates and entry, the terms and conditions under which CMRS providers offer service to the public. On March 7, 1994 the FCC released a "Second Report and Order" adopting certain rules and policies designed to implement the provisions of the Budget Act. In pertinent part, the FCC held that cellular resellers are CMRS providers under the Budget Act; that although competition exists in the provision of cellular service justifying forbearance from Federal tariffing requirements, the FCC does not have sufficient information upon which to conclude at this time that cellular service, with only two facilities-based carriers in each market, is fully competitive. Although the FCC stated that it intended to initiate a formal proceeding with regard to the monitoring of cellular rates, it has not yet begun such a proceeding. The FCC has, however, instituted formal proceedings to (i) examine the extent and nature of the obligations of CMRS providers to provide and obtain interconnected service to and from other CMRS providers, (ii) evaluate resale obligations of licensed carriers in the evolving PCS market, and
(iii) determine whether resellers should generally be permitted to interconnect their own switches to the facilities of CMRS systems. Telecommunications regulation reform legislation that may limit the power and discretion of the states and the FCC to regulate cellular service is currently being considered by Congress. The Company cannot predict the nature or timing of changes which the FCC and/or Congressional initiatives may have on the Company's operations.


     State Regulation. Prior to passage of the Budget Act, when regulated at the state level, FCC-licensed cellular system operators and/or resellers were sometimes required to obtain certificates of public convenience and necessity and/or register with local authorities and publicly file their tariff rates. In that regard, the Company and the FCC-licensed cellular system operators from which it purchases services have obtained certificates of public convenience and necessity and filed tariffs for the rates they can charge in New York and California. By virtue of the Budget Act, that form of entry regulation along with rate regulation by states was preempted by federal law. Such preemption, however, does not apply to terms and conditions of services. Nonetheless, consistent with the Budget Act, both California and New York filed petitions with the FCC to continue rate regulation, which petitions the FCC denied, including a petition to reconsider the California order.

     The Company is not subject to state rate or entry regulation as a reseller in the states in which it conducts its business. Although the Company believes that it is in compliance with all existing material state regulations, any future regulations which might govern the Company could impair its ability to continue its operations in one or more of these states.



     In August 1994, pursuant to an investigation of the regulatory framework of wireless communications ("Wireless Investigation"), the CPUC issued a Decision 94-08-022 ("California Decision") which continues to regulate cellular service under a framework in which the FCC licensed cellular carriers are deemed dominant cellular providers subject to more regulation than resellers which have been deemed non-dominant. As part of the California Decision, and subsequent decisions promulgated in the Wireless Investigation, the CPUC ordered that the FCC licensed cellular carriers allow the interconnection of reseller switches whereby resellers such as the Company may be allowed to utilize cellular telephone switches and switch software to perform certain switching functions performed to date solely by the cellular telephone system operators. In July 1995, the Company and several other resellers engaged in a test of the interconnection of a reseller switch with a cellular carrier in the Los Angeles CGSA. The California Decision and subsequent rulings issued in the Wireless Investigation also require that the California cellular telephone system operators unbundle wholesale tariffs and offer those elements which a switch-based reseller cannot purchase elsewhere at tariffed market-based rates. In light of the FCC denial of the California petition to continue rate regulation, certain cellular telephone system operators have requested the CPUC stay ordering the unbundling requirement pending the outcome of the reseller switch test. The Company cannot predict the timing or outcome of such requests. The Company does not believe that the FCC's denial of the aforementioned California petition to continue to regulate rates is applicable to the requirement of the California Decision and other Wireless Investigation rulings that the reseller switch test and wholesale unbundling proceed but this position is being challenged by other parties. The Company cannot predict whether the CPUC, or the FCC, may alter or change such decisions and rulings in the future to the extent of each agency's jurisdiction.


CUSTOMER RETENTION PROGRAMS


     The Company has instituted various programs to improve its overall customer satisfaction levels which management believes should improve customer retention rates. The Company has and continues to promote contract plans with discounted rates for a one or two-year customer commitment to subscribe to the Company's service. At July 31, 1995 approximately 79% of the Company's subscribers were participating in such contract plans. Virtually all of the Company's new subscribers begin service on one of the contract plans. The Company utilizes various marketing programs to promote subscriber acceptance of these annual contract plans including direct mail campaigns, telemarketing solicitation and various other incentive programs. Further, the Company has increased the frequency and expanded the content of customer surveys and questionnaires, which has enabled the Company to more effectively measure existing customer satisfaction levels in order to improve the delivery of its products and services.


EMPLOYEES


     As of July 31, 1995, the Company and its subsidiaries had 682 full-time employees. Of these employees, 10 are executive management, 222 are in direct sales, 61 are in sales support, 293 are administrative and clerical employees and 96 are in warehouse and service centers. Other personnel are engaged on a part-time basis, including individuals or firms who are independent contractors. The Company considers its relations with its employees to be good.

PROPERTIES

     On January 25, 1995, the Company purchased a 55,000 square foot building at 901 Stewart Avenue, Garden City, New York, for use as executive and administrative offices. The building, with occupancy scheduled for fall 1995, will replace the Company's offices currently located at 20 East Sunrise Highway, Valley Stream, New York. Such premises are currently occupied under a lease which expired on October 31, 1994 and which is continuing on a month-to-month basis. The Company and its subsidiaries also maintain sales offices and installation and service centers in leased facilities in the following states:

                                                                        NUMBER OF
                                      STATE                             FACILITIES
            ----------------------------------------------------------  ---------
            California................................................      7
            Illinois..................................................      9
            New York..................................................      7
            New Jersey................................................      4
            Massachusetts.............................................      5
            Maryland..................................................      3
            Pennsylvania..............................................      1
            Virginia..................................................      1

     The Company and its subsidiaries also maintain a warehouse and a storage facility in New York. The Company believes these facilities are suitable for their intended use and are adequate for the conduct of its business.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. See "Incorporation of Certain Documents by Reference."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated into this Proxy Statement by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (and Proxy Statement, dated May 2, 1995, to the extent it was incorporated by reference therein);


     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, as amended on Form 10-Q/A, filed August 18, 1995;



     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended on Form 10-Q/A, filed August 18, 1995; and



    4. The Company's Current Report on Form 8-K, filed June 7, 1995.


     All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Investor Relations, Nationwide Cellular Service, Inc., 20 East Sunrise Highway, Valley Stream, New York 11581-1252 (telephone: (516) 887-0399).

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP serves as the Company's independent certified public accountants. A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Under the rules of the SEC, any Company stockholder who wishes to submit a proposal for presentation at the Company's 1996 Annual Meeting of Stockholders (if the Merger has not been consummated prior to the date such Meeting is to be held) must submit the proposal to the Company at its principal executive offices, attention: Secretary. Such proposal must be received not later than January 3, 1996 for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to the 1996 Annual Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Jerome Sanders
                                            Secretary


August 21, 1995

                                                                         ANNEX A



                             ---------------------


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        MCI COMMUNICATIONS CORPORATION,

                             NTS ACQUISITION CORP.

                                      AND

                       NATIONWIDE CELLULAR SERVICE, INC.

                               DATED MAY 22, 1995


                 AS AMENDED AND RESTATED AS OF AUGUST 17, 1995


                             ---------------------

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
                                         ARTICLE I

                                        THE MERGER
SECTION 1.1  The Merger..............................................................    2
SECTION 1.2  Closing.................................................................    2
SECTION 1.3  Effective Time of the Merger............................................    2
SECTION 1.4  Effects of the Merger...................................................    2
SECTION 1.5  Certificate of Incorporation; By-Laws...................................    2
SECTION 1.6  Directors and Officers..................................................    2
SECTION 1.7  Stockholders' Meeting...................................................    2
SECTION 1.8  Company Action..........................................................    3

                                        ARTICLE II

                         EFFECT OF THE MERGER ON THE CAPITAL STOCK
                 OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.1  Effect on Capital Stock.................................................    3
   (a)  Common Stock of the Purchaser................................................    3
   (b)  Cancellation of Treasury Stock and Parent-Owned Company Common Stock.........    3
   (c)  Conversion of Company Common Stock...........................................    3
   (d)  Shares of Dissenting Holders.................................................    4
SECTION 2.2  Exchange of Certificates................................................    4
   (a)  Paying Agent.................................................................    4
   (b)  Exchange Procedures..........................................................    4
   (d)  Termination of Exchange Fund.................................................    5
   (e)  No Liability.................................................................    5
   (f)  Withholding Rights...........................................................    5
SECTION 2.3  Treatment of Employee Options...........................................    5

                                        ARTICLE III

                              REPRESENTATIONS AND WARRANTIES
SECTION 3.1  Representations and Warranties of the Company...........................    6
   (a)  Organization and Qualification; Subsidiaries.................................    6
   (b)  Certificates of Incorporation and By-Laws....................................    6
   (c)  Capitalization...............................................................    6
   (d)  Authority Relative to Agreements.............................................    7
   (e)  No Conflict; Required Filings and Consents...................................    8
   (f)  Compliance...................................................................    9
   (g)  SEC Filings; Financial Statements............................................    9
   (h)  Information Supplied.........................................................   10
   (i)  Absence of Certain Changes or Events.........................................   10
   (j)  Absence of Litigation........................................................   10
   (k)  Employment and Labor Contracts...............................................   10
   (l)  Employee Benefit Plans.......................................................   11
   (m)  Tax Matters..................................................................   11
   (n)  Intellectual Property........................................................   12
   (o)  Enviornmental Matters........................................................   13
   (p)  Spin-Off Distribution........................................................   13
   (q)  Transactions with Affiliates.................................................   13
   (r)  Opinion of Financial Advisor.................................................   13
   (s)  Brokers......................................................................   13

                                                                                       PAGE
                                                                                       ----
SECTION 3.2  Representations and Warranties of the Parent and the Purchaser..........   13
   (a)  Corporate Organization.......................................................   13
   (b)  Authority Relative to Agreements.............................................   14
   (c)  No Conflict; Required Filings and Consents...................................   14
   (d)  Information Supplied.........................................................   14
   (e)  Financing....................................................................   14
   (f)  Brokers......................................................................   14

                                        ARTICLE IV
                  CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS
SECTION 4.1  Conduct of Business of the Company Pending the Merger...................   15
SECTION 4.2  Conduct of Business of the Purchaser....................................   17
SECTION 4.3  Preparation of Proxy Statement..........................................   17
SECTION 4.4  Access to Information; Confidentiality..................................   17
SECTION 4.5  No Solicitation.........................................................   18
SECTION 4.6  Employee Benefits Matters...............................................   18
SECTION 4.7  Directors' and Officers' Indemnification and Insurance..................   18
SECTION 4.8  Further Action; Reasonable Best Efforts.................................   19
SECTION 4.9  Public Announcements....................................................   19
SECTION 4.10 Taxes...................................................................   19
SECTION 4.11 Spin-Off Distribution...................................................   19
SECTION 4.12 Certain Agreements......................................................   21
SECTION 4.13 CTS Warrant.............................................................   21
SECTION 4.14 Conveyance Taxes........................................................   21

                                         ARTICLE V
                                   CONDITIONS OF MERGER
SECTION 5.1  Conditions to Obligation of Each Party to Effect the Merger.............   21
SECTION 5.2  Conditions to Obligations of Parent and Purchaser.......................   21
SECTION 5.3  Conditions to Obligations of the Company................................   22

                                        ARTICLE VI
                             TERMINATION, AMENDMENT AND WAIVER
SECTION 6.1  Termination.............................................................   23
SECTION 6.2  Effect of Termination...................................................   24
SECTION 6.3  Fees and Expenses.......................................................   24
SECTION 6.4  Amendment...............................................................   25
SECTION 6.5  Waiver..................................................................   26

                                        ARTICLE VII
                                    GENERAL PROVISIONS
SECTION 7.1  Non-Survival of Representations, Warranties and Agreements..............   26
SECTION 7.2  Notices.................................................................   26
SECTION 7.3  Certain Definitions.....................................................   26
SECTION 7.4  Severability............................................................   27
SECTION 7.5  Amendment and Restatement: Effectiveness of Representations, Warranties
             and Agreements..........................................................   27
SECTION 7.6  Entire Agreement; Assignment............................................   28
SECTION 7.7  Parties in Interest.....................................................   28
SECTION 7.8  Governing Law...........................................................   28
SECTION 7.9  Headings................................................................   28
SECTION 7.10 Counterparts............................................................   28

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated May 22, 1995, as amended and restated as of August 17, 1995 (this "Agreement"), among MCI COMMUNICATIONS CORPORATION, a Delaware corporation (the "Parent"), NTS ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of the Parent (the "Purchaser"), and NATIONWIDE CELLULAR SERVICE, INC., a Delaware corporation (the "Company").


     WHEREAS, the Boards of Directors of the Company and the Purchaser have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which the Purchaser will merge with and into the Company (the "Merger");

     WHEREAS, the Merger and this Agreement require the vote of a majority of the shares of Company Common Stock (as defined below) for the approval thereof;


     WHEREAS, as a condition and inducement to their willingness to enter into the Agreement and Plan of Merger, dated May 22, 1995 (the "Original Agreement"), and to consummate the transactions contemplated thereby, the Parent and the Purchaser required that each of the stockholders listed on Schedule A hereto agree, simultaneously with the execution of the Original Agreement to execute and deliver a Voting Agreement (a "Voting Agreement") and, pursuant thereto, to grant a proxy to vote in favor of the Merger (a "Management Proxy"); and in order to induce the Parent and the Purchaser to enter into the Original Agreement, each of such stockholders executed a Voting Agreement and Management Proxy simultaneously with the execution of the Original Agreement;



     WHEREAS, as a further condition and inducement to their willingness to enter into the Original Agreement and to consummate the transactions contemplated thereby, the Parent and the Purchaser required that Mr. Merv Adelson ("Mr. Adelson") agree, simultaneously with the execution of the Original Agreement, to execute and deliver a Voting Agreement (the "Adelson Agreement") and, pursuant thereto (i) to grant a proxy to vote in favor of the Merger (the "Adelson Proxy," and together with the Management Proxies, the "Proxies") and
(ii) to waive certain rights and make certain undertakings with respect to the Warrant (the "Warrant") to purchase up to 850,000 shares of the Company Common Stock (as defined below) at an exercise price of $11.00 per share; and in order to induce the Parent and the Purchaser to enter into the Original Agreement, Mr. Adelson executed and delivered the Adelson Agreement simultaneously with the execution of the Original Agreement;



     WHEREAS, the Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;



     WHEREAS the Parent, the Purchaser and the Company desire to amend and restate the Original Agreement to make changes to certain provisions set forth therein pertaining to, among other things, the treatment of outstanding employee stock options; and



     WHEREAS, the Parent, the Purchaser and the Company have agreed to certain amendments to the Original Agreement and wish to amend and restate the Original Agreement in its entirety;



     NOW, THEREFORE, pursuant to Section 6.4 of the Original Agreement and in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, the Purchaser and the Company hereby amend and restate the Original Agreement, including the annexes and schedules thereto, so as to read in its entirety as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section
1.3 below), the Purchaser shall be merged with and into the Company. Upon the Effective Time, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue under the name Nationwide Cellular Service, Inc. At the Parent's election, the Merger may alternatively be structured so that (i) the Company is merged with and into the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent or (ii) any direct or indirect subsidiary of the Parent other than the Purchaser is merged with and into the Company. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 6.1 and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article V (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.3 Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 Certificate of Incorporation; By-Laws. (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in accordance with the DGCL such that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall consist of the provisions set forth in the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read in its entirety as follows: "The name of this Corporation is 'Nationwide Cellular Service, Inc."'

     (b) At the Effective Time and without any other further action on the part of the Company and the Purchaser, the By-Laws of the Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

     SECTION 1.6 Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.

     SECTION 1.7 Stockholders' Meeting. The Company will take all action necessary in accordance with and subject to applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable after the date of this Agreement to consider and vote upon the adoption and authorization of this Agreement. Subject to the fiduciary duties of the Board of Directors to the stockholders of the Company, the Company, through its Board of Directors, shall recommend to its stockholders adoption and authorization of this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to obtain adoption and authorization of this Agreement and the Merger by the stockholders of the Company.


     SECTION 1.8 Company Action. The Company hereby approves of and consents to the Merger and represents and warrants that its Board of Directors, at meetings duly called and held on May 21, 1995 and August 17, 1995, has (a) determined that the Original Agreement and this Agreement and the transactions contemplated thereby and hereby, including (i) the Merger and (ii) the declaration and payment of the Spin-Off Distribution (as defined below) of the common stock ("CTS Common Stock"), par value $.001 per share, of Cellular Technical Services Company, Inc. ("CTS") owned by the Company (and to be owned by the Company following the exercise of warrants to purchase CTS Common Stock as contemplated hereby), taken together, are fair to and in the best interests of the holders of the shares of Company Common Stock, (b) approved the Original Agreement and this Agreement and the transactions contemplated thereby and hereby (other than the Spin-Off Distribution), and (c) resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby; provided, however, that it is understood and agreed that stockholder approval is not required in order to consummate the Spin-Off Distribution, and unless necessary in order to obtain the no-action letter contemplated by Section 4.11(e) hereof or to consummate the Spin-Off Distribution, stockholder approval thereof will not be sought. The Company further represents and warrants that the approvals referred to in clause (b) above include and constitute approval of this Agreement, the Original Agreement, the Voting Agreements, the Warrant Agreement, the grant of the Proxies and the transactions contemplated hereby and thereby, including the Merger, for purposes of Section 203 of the DGCL.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Common Stock, par value $.10 per share, of the Company (the "Company Common Stock"), or any shares of capital stock of the Purchaser:

          (a) Common Stock of the Purchaser. Each share of Common Stock, par value $.10 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation, which shall be all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by the Parent, the Purchaser or any other subsidiary of the Parent shall automatically be cancelled and retired and shall cease to exist, and no stock of the Parent or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $18.50, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the

     Merger Consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

          (d) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted as described in Section 2.1(c), but holders of such shares shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of such Section 262, except that any Dissenting Shares held by a holder who shall thereafter withdraw such demand for appraisal of such shares or lose the right to appraisal as provided in Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.1(c). The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     SECTION 2.2  Exchange of Certificates.

     (a) Paying Agent. The Parent shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger, which Paying Agent shall be reasonably satisfactory to the Company (the "Paying Agent"), to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by the Parent or the Surviving Corporation.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Parent and the Company may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of one or more Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, which agents shall be reasonably satisfactory to the Company, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificates so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

     (c) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

     (d) Termination of Exchange Fund. Any portion of the funds held by the Paying Agent pursuant to this Section 2.2 which remain undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to the Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Parent, and only as general creditors thereof, for payment of their claim for the Merger Consideration to which such stockholders may be entitled.

     (e) No Liability. None of the Parent, the Purchaser, the Company or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(e))), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (f) Withholding Rights. The Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, or any court order. To the extent that amounts are so withheld by the Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent or the Paying Agent.


     SECTION 2.3 Treatment of Employee Options. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, limited stock appreciation rights and performance units (the "Options") heretofore granted under any stock option, performance unit or similar plan of the Company (the "Stock Plans"). All Options, whether or not otherwise exercisable, shall become fully exercisable on the business day immediately prior to the Effective Time. The Company may lend Option holders funds to facilitate the payment of the exercise price with respect to the Options (the "Loans"); provided, however, that the maximum amount that the Company may lend to any Option holder with respect to an Option shall be an amount equal to the product of (i) the number of shares subject to the Option, multiplied by (ii) the lesser of (A) $18.50 or
(B) the per share exercise price of such Option plus the amount of any applicable tax withholding per share with respect to the exercise of the Option. The Loans shall be made on such terms and subject to such documentation as is reasonably satisfactory in form and substance to the Parent. All Loans to Option holders shall be secured by a pledge of the shares of Company Common Stock issuable upon the exercise of the Option and shall be due and payable at the Effective Time, and the Company shall be entitled to repayment of the Loans from any amounts due to such Option holders, including, without limitation, any payment of Merger Consideration. The Company shall not make a Loan to an Option holder pursuant to this Section 2.3, however, unless such Option holder agrees in advance to direct the Paying Agent to repay, on behalf of such Option holder, the entire amount of such holder's Loan directly to the Company out of the funds to be received by such Option holder as Merger Consideration. Shares of Company Common Stock will be issued to an Option holder only against payment by the Option holder of the relevant exercise price and the amount of any applicable withholding taxes. The Company shall take such action as is necessary to amend the Company's registration statements on Form S-8 relating to the Company Common Stock deliverable upon exercise of such Options in order to reflect the foregoing. Prior to filing such amendment with the SEC, the Company will provide counsel to the Parent with the opportunity to review and comment thereon, and the Company will cooperate in good faith in responding to any such comments and will not file any amendment to which the Parent reasonably objects.


     (b) As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the

Effective Time. The Company will take all necessary steps to ensure that none of the Parent, the Company or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof after the Effective Time. The Company will use its best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the distribution provided herein in cancellation and settlement thereof.

     (c) The aggregate exercise price of all Options and the Warrant, together with the warrant owned by Jay Brown to acquire 125,000 shares of Company Common Stock equals $25,496,534.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Parent and the Purchaser as follows:

          (a) Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that is or could reasonably be expected to be materially adverse to the business, assets, results of operations, condition (financial or other) or prospects of the Company and its subsidiaries taken as a whole or to impair the ability of the Company to perform its obligations hereunder or under the other agreements to which it is or is to become a party as contemplated hereby.

          (b) Certificates of Incorporation and By-Laws. The Company has heretofore furnished to the Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws of the Company and each subsidiary of the Company as currently in effect. The Certificate of Incorporation and By-Laws of the Company are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Certificates of Incorporation and By-Laws of each of the Company's subsidiaries are in full force and effect and no other organizational documents are binding upon any such subsidiary. Neither the Company nor any subsidiary thereof is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          (c) Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 800,000 shares of Preferred Stock, $.01 par value per share (collectively, "Company Preferred Stock"). As of May 19, 1995, (i) 7,938,599 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights,
     (ii) 32,000 shares of Company Common Stock were held in the treasury of the Company, (iii) an aggregate of 1,423,940 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding employee Options issued pursuant to the Plans (as defined in Section 3.1(l)) and (iv) an aggregate of 975,000 shares of Company Common Stock were reserved for issuance and issuable upon exercise of certain stock purchase warrants, including the Warrant. Since May 19, 1995, no options to

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


     purchase shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued except for shares issued pursuant to the exercise of employee Options outstanding as of May 19, 1995. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth above and except as a result of the exercise of employee Options outstanding as of May 19, 1995, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or any subsidiary, and no obligation of the Company or any subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any subsidiary and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any subsidiary or other similar rights (collectively, "Company Securities"). Except as set forth on Schedule 3.1(c) hereto, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, and there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or, except as described in Schedule 3.1(c) hereto, to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise) in any such subsidiary or any other entity. Except as set forth in Schedule 3.1(c) hereto, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Attached as Annex A hereto is a list of the subsidiaries of the Company and other entities in which the Company holds an equity interest which evidences the percentage of capital stock or other equity interests owned by the Company, directly or indirectly, in such subsidiaries or entities. Except for Mobile Datacom Corporation common stock, of which the Company on the date hereof owns 736,945 shares, representing 25% of its outstanding common stock, and except for CTS Common Stock, of which the Company (i) on the date hereof owns 3,340,000 shares, representing 33.56% of its outstanding common stock, (ii) following the full exercise of the option to purchase additional shares of CTS Common Stock (the "CTS Option"), will own 3,980,000 shares representing 37.58% of its outstanding common stock, and (iii) Page Telecommunications Inc., in which the Company has invested $70,000 in exchange for a warrant to purchase 20,000 shares of common stock and a $70,000 promissory note due 2003, and the Company does not own, directly or indirectly, less than a 50% equity interest in any other corporation, partnership, joint venture or other entity.



          (d) Authority Relative to Agreements. The Company has all necessary corporate power and authority to execute and deliver the Original Agreement and this Agreement, to declare and make payment of the Spin-Off Distribution, to perform its obligations under the Original Agreement and this Agreement and to consummate the transactions contemplated thereby and hereby. The execution, delivery and performance of the Original Agreement and this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby and hereby (other than the declaration and payment of the Spin-Off Distribution) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Original Agreement or this Agreement or to consummate such transactions (other than the approval and adoption of the Merger and this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, and, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL and the declaration by the Board of Directors of the

     Company of the Spin-Off Distribution). Each of the Original Agreement and this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding shares of Company Common Stock. The approval of the transactions contemplated by this Agreement, including the Merger, the Voting Agreements and the grant of the Proxies, by the Board of Directors of the Company shall constitute, for the purposes of Section 203 of the DGCL, the approval of a "business combination" (as defined in Section 203 of the DGCL) between the Company and the Parent or any affiliate thereof.


          (e) No Conflict; Required Filings and Consents. (i) The execution, delivery and performance of this Agreement by the Company and the declaration and payment of the Spin-Off Distribution do not and will not:
     (A) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the equivalent organizational documents of any of its subsidiaries; (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (B) and
     (C), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has, and on the date the Board of Directors declares the Spin-Off Distribution and on the Spin-Off Distribution Payment Date (as defined below) will have, the ability to declare and pay the Spin-Off Distribution under Section 170 of the DGCL.

          (ii) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any court, administrative agency or commission, or entity created by rule, regulation or order of any commission or other governmental authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), except for: (A) the filing with the SEC of (1) a proxy statement in definitive form relating to the Stockholders' Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (2) such other filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith; (B) applicable filings, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (C) applicable permits, licenses, waivers, authorizations, approvals and certificates of public convenience and necessity ("Licenses"), including Licenses by the Federal Communications Commission ("FCC") and state public utility or public service commissions ("Public Utility Commissions") which are necessary to enable the Company and its subsidiaries to conduct their operations after the Merger in the manner heretofore conducted (collectively, the "Regulatory Requirements") and which are listed in Schedule 3.1(e) hereto; (D) the filing and recordation of appropriate merger or other documents as required by the DGCL; (E) compliance with the statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes; and (F) such consents, approvals, authorizations, permits, actions, filings or notifications which the failure to make or obtain could not individually or in the aggregate reasonably be expected to (x) prevent consummation of Merger or materially delay the Merger, (y) otherwise prevent or delay the Company from performing its obligations under this Agreement or (z) individually or in the aggregate, have a Material Adverse Effect.

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

          (f) Compliance. The Company and its subsidiaries hold all Licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of the businesses of the Company and each subsidiary, except to the extent the failure to hold such will not have a Material Adverse Effect on the Company or any such subsidiary. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, License, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any such subsidiary.

          (g) SEC Filings; Financial Statements. (i) The Company, each of its then or current subsidiaries (to the extent applicable) and, to the best knowledge of the Company, CTS, have filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1992 (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, each as in effect on the date so filed. The Company has delivered to the Parent, in the form filed with the SEC (including any amendments thereto), (A) its (and, to the extent applicable, its subsidiaries') Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1992, 1993 and 1994, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (the "March 1995 10-Q") (B) all definitive proxy statements relating to the Company's (and such subsidiaries') meetings of stockholders (whether annual or special) held since January 1, 1992 and (C) all other reports or registration statements filed by the Company (and such subsidiaries) with the SEC since January 1, 1992. None of such forms, reports or documents (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by the Company and its then or current subsidiaries contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Parent prior to the date hereof), none of the SEC Reports filed by the Company since December 31, 1994 and prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii) Each of the audited and unaudited consolidated interim financial statements of the Company (including, in each case, any related notes thereto) included in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1992, 1993 and 1994, and in the March 1995 10-Q, which have previously been furnished to the Parent, complies as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

          (iii) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at December 31, 1994, including the notes thereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1994 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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

          (iv) The Company has heretofore furnished to the Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously were filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act or which would be required to be so filed in connection with the filing of any annual or interim report or registration statement.

          (h) Information Supplied. The Proxy Statement (or any amendment thereof or supplement thereto) will, at the date of mailing to stockholders of the Company and at the time of the Stockholders' Meeting to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by the Parent or the Purchaser in writing for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (i) Absence of Certain Changes or Events. Since December 31, 1994, except as contemplated by this Agreement, as set forth on Schedule 3.1(i) hereto or disclosed in the SEC Reports filed since that date and up to the date of this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect,
     (ii) any termination or cancellation of, or any modification to, any agreement, arrangement or understanding pursuant to which the Company purchases or has the right to purchase cellular telephone service, or to any other agreement, arrangement or understanding which is material to the Company or to any subsidiary thereof, which is or could reasonably be expected to be adverse to the Company, any subsidiary of the Company, the Parent or the Purchaser, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (v) any entry by the Company or any of its subsidiaries into any commitment or transactions material to the Company or any such subsidiary, (vi) except for the Spin-Off Distribution, any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities, or (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its subsidiaries.

          (j) Absence of Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, or, to the best knowledge of the Company, against CTS in circumstances in which a claim against the Company, as a controlling person or otherwise, is possible, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) seek to delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which could reasonably be expected to have, a Material Adverse Effect or which could prevent or delay the consummation of the transactions contemplated hereby.

          (k) Employment and Labor Contracts. (i) Except as disclosed in the SEC Reports or on Schedule 3.1(k) hereto, there exist no employment, consulting, severance or indemnification agreements between the Company and any current or former director, officer or employee of the Company pursuant

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

     to which the Company has, or may have, obligations as of the date hereof, and no such person is entitled to any severance benefits from the Company or any of its subsidiaries.

          (ii) Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement. Since January 1, 1992, neither the Company nor any of its subsidiaries has (x) had any employees strikes, work stoppages, slowdowns or lockouts or (y) received any requests for certifications of bargaining units or any other requests for collective bargaining.

          (l) Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any subsidiary of the Company (collectively, the "Plans") and to all the employment, consulting, severance, change-in-control, termination, compensation, collective bargaining or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, the "Employment Arrangements"), except as set forth in the SEC Reports or in the attached Schedule 3.1(l) hereto and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) there has not been any adoption or amendment by the Company or any of its subsidiaries of any Plan; (ii) there exists no Employment Arrangement; (iii) none of the Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (iv) none of the Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law in the applicable jurisdiction and, outside of the United States, in accordance with local custom and practice; (v) each Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Plan; (vi) each Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; (vii) neither the Company nor any subsidiary of the Company has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; (viii) the Company and its subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (ix) no Plan or Employment Arrangement exists which could result in the payment to any current, former or future director or employee of the Company or any commonly controlled entity of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. Except as set forth in the SEC Reports, the aggregate accumulated benefit obligations of each Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Plan) do not exceed the fair market value of the assets of such Plan (as of the date of such valuation).

          (m) Tax Matters. (i) Except as set forth in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.1(m), (A) the Company and its subsidiaries have filed, been included in or sent, all material returns, material declarations and reports and information returns and statements required to be filed or sent by any of them relating to any Taxes (as defined below) with respect to any material income, properties or operations of the Company or any of its subsidiaries (collectively, "Returns"); (B) as of the time of filing, the Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other material information required to be shown therein; (C) the Company and its subsidiaries have timely paid or made provision for all material Taxes that have been shown as due and payable on the Returns that have been filed; (D) the Company and its subsidiaries have made or will make provision for all material Taxes payable for any periods that end before the Effective Time for

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

     which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (E) the charges, accruals and reserves for taxes reflected on the books of the Company and its subsidiaries are adequate under generally accepted accounting principles to cover the Tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof; (F) neither the Company nor any of its subsidiaries is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material Return (other than extensions granted to the Company for the filing of its Returns as set forth in Schedule 3.1(m)), which Return has not since been filed or sent; (G) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries (or any member of any affiliated or combined group of which the Company or any of its subsidiaries is or has been a member for which either the Company or any of its subsidiaries could be liable) other than those Taxes being contested in good faith by appropriate proceedings and set forth in Schedule 3.1(m) (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed, asserted or assessed and the amount thereof, and the taxable year in question); (H) neither the Company nor any of its subsidiaries has granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith by appropriate proceedings; (I) neither the Company nor any of its subsidiaries is subject to liability for Taxes of any person (other than the Company or its subsidiaries), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law; and (J) neither the Company nor any of its subsidiaries is or has been a party to any material tax sharing agreement with any corporation which is not currently a member of the affiliated group of which the Company is currently a member.

          (ii) "Tax" means with respect to any person (A) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added, windfall profits, custom duty or other tax, governmental fee, capital stock, social security (or similar), unemployment, disability, transfer, registration, alternative or add-on minimum, estimated or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (B) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

          (iii) The Company's tax basis in the shares of CTS Common Stock is equal to $2,750,782, and the Company holds such shares as a long-term capital asset. The Company's tax basis in the shares of CTS Common Stock to be acquired prior to the Effective Time upon exercise of the CTS Warrant will be $1,600,000.

          (n) Intellectual Property. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its subsidiaries owns, or is licensed to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any subsidiary acquired the right to use any Intellectual Property; and (c) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company and its subsidiaries. For purposes of this Agreement "Intellectual Property" shall mean trademarks, service marks, brand names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

          (o) Environmental Matters. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there are no Environmental Liabilities (as defined below) of the Company or any of its subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect. As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health or the environment, as now or may at any time hereafter be in effect. "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation.

          (p) Spin-Off Distribution. The Company will have, on the date the Spin-Off Distribution is declared, and on the Spin-Off Distribution Payment Date, sufficient surplus, or if there shall be no such surplus, net profits for the current fiscal year and/or preceding fiscal year, to make the Spin-Off Distribution.

          (q) Transactions with Affiliates. Except as set forth on Schedule 3.1(q) hereto, there are no contracts, agreements, arrangements or understandings of any kind between CTS or any other affiliate of the Company, on the one hand, and the Company or any subsidiary of the Company, on the other hand.


          (r) Opinion of Financial Advisor. On the date hereof, the Company has received the opinion of PaineWebber Incorporated to the effect that, in the context of the transactions contemplated hereby, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.



          (s) Brokers. No broker, finder or investment banker (other than PaineWebber Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to the Parent a complete and correct copy of all agreements between the Company and PaineWebber Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.


     SECTION 3.2 Representations and Warranties of the Parent and the Purchaser. The Parent and the Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

          (a) Corporate Organization. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger.

          (b) Authority Relative to Agreements. Each of the Parent and the Purchaser has all necessary corporate power and authority to enter into the Original Agreement and this Agreement, to perform its obligations thereunder and hereunder and to consummate the transactions contemplated thereby and hereby. The execution, delivery and performance of the Original Agreement and this Agreement by each of the Parent and the Purchaser and, subject to Section 5.2(e), the consummation by each of the Parent and the Purchaser of the transactions contemplated thereby and hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Purchaser, and no other corporate proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement or to consummate such transactions, other than filing and recordation of appropriate merger documents as required by the DGCL and the approval of the Board of Directors of the Parent. Each of the Original Agreement and this Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms.


          (c) No Conflict; Required Filings and Consents. (i) The execution, delivery and performance of this Agreement by the Parent and the Purchaser do not and will not: (A) conflict with or violate the respective certificates of incorporation or by-laws of the Parent or the Purchaser, as the case may be; (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Parent or the Purchaser or by which either of them or their respective properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Parent or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, License, franchise or other instrument or obligation to which the Parent or the Purchaser is a party or by which the Parent or the Purchaser or any of their respective properties are bound or affected, except, in the case of clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger.

          (ii) The execution, delivery and performance of this Agreement by the Parent and the Purchaser and the consummation of the transactions contemplated hereby by the Parent and the Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for: (A) applicable filings, if any, pursuant to HSR, (B) applicable requirements, if any, under any License, including any License by the FCC or any Public Utility Commission, (C) the filing and recordation of appropriate merger or other documents as required by the DGCL, (D) compliance with the statutory provisions and regulations relating to any real property transfer gains tax or real property transfer tax, (E) applicable filings under state anti-takeover laws and (F) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain could not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger.

          (d) Information Supplied. None of the information supplied or to be supplied by the Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (e) Financing. Either the Parent or the Purchaser has, or will have prior to the satisfaction of the conditions to the Merger, sufficient funds available (through existing credit arrangements or otherwise) to deliver the Merger Consideration with respect to all of the shares of Company Common Stock.

          (f) Brokers. No broker, finder or investment banker (other than Lazard Freres & Company, LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Parent or the Purchaser.

                                   ARTICLE IV

            CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

     SECTION 4.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, except pursuant to the terms hereof, or unless the Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company shall not take any action and its subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company and its subsidiaries shall each use its best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, providers of cellular telephone service and other suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (x) the Spin-Off Distribution or (y) dividends and distributions by a wholly owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the cashless exercise of the Warrant);

          (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than sales of capital stock of any wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company); provided, however, and not in limitation of the foregoing, no additional equity securities or rights to purchase equity securities will be granted after the date hereof;

          (c) except to the extent required under existing Plans or Employment Arrangements as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or (ii) grant any severance or termination pay not currently required to be paid under existing Plans, or (iii) enter into any Employment Arrangement with any present or former director level or other equivalent or more senior officer or employee, or, other than in the ordinary course of business consistent with past practice, any other employee of the Company or any of its subsidiaries, or (iv) establish, adopt, enter into or amend or terminate any Plan or Employment Arrangement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except to the extent amendment or termination is necessary or desirable to effectuate the provisions herein and the purposes of Section 2.3;

          (d) amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

          (e) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of cellular telephone minutes in the ordinary course of business consistent with past practice and except for the exercise of the CTS Option;


          (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of (i) cellular telephone minutes and cellular telephone equipment in the ordinary course of business consistent with past practice, (ii) sales of accounts receivable in the ordinary course of business consistent with past practice, and (iii) in connection with capital expenditures permitted to be expended by the Company pursuant to Section 4.1(h);


          (g) (i) except as set forth on Schedule 4.1(g) hereto, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than guarantees by the Company in favor of any of its wholly owned subsidiaries or by any of its subsidiaries in favor of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (ii) make any loans (except for loans to Option holders in connection with the exercise of such Options pursuant to Section 2.3), advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company, except for the exercise of the CTS Option;


          (h) expend funds for capital expenditures other than in accordance with the Company's current capital expenditure plans (which plans shall have been disclosed in writing to the Parent on or prior to the date hereof) or replace or modify the Company's billing system, whether or not such replacement or modification was included in current capital expenditure plans and/or disclosed in writing to the Parent;

          (i) enter into or amend, supplement or otherwise modify any agreement, arrangement or understanding other than in the ordinary course of business, consistent with past practice, except that the Warrant may be amended to provide that in the event of a cashless exercise of the Warrant upon a Change of Control (as defined therein), in addition to receiving the excess of the Merger Consideration over the exercise price, Mr. Adelson will be entitled to receive the number of shares of CTS Common Stock which he would have received in the Spin-Off Distribution had he exercised the Warrant in full prior to the Spin-Off Distribution Record Date;

          (j) (A) waive, release, grant or transfer any rights, or extend or modify or change in any material respect any services agreement or other arrangement or understanding with CTS or any subsidiary of CTS, or enter into any additional agreement, arrangement or understanding with CTS or any subsidiary of CTS, in each case, except for extensions up to the date of the Effective Time of any existing agreement which would otherwise expire before then, or (B) waive, release, grant or transfer any rights of value, or extend or modify or change in any material respect any existing, or enter into any additional, license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

          (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (l) recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

          (m) change any accounting principle used by it, unless required by the SEC or the Financial Accounting Standards Board;

          (n) make any Tax election or settle or compromise any income Tax liability or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

          (o) settle or compromise any litigation in which the Company or any subsidiary is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000; and

          (p) authorize any of, or commit or agree to take any of, the foregoing actions.

     SECTION 4.2 Conduct of Business of the Purchaser. The Purchaser has not engaged, and during the period from the date of this Agreement to the Effective Time, the Purchaser shall not engage, in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

     SECTION 4.3 Preparation of Proxy Statement. The Company shall promptly prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

     SECTION 4.4 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the Parent, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish the Parent and such other persons with all financial, operating and other data and information as the Parent, through its officers, employees or agents may from time to time request.

     (b) Each of the Parent and the Purchaser will hold and will cause its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or regulation (in which event the Parent shall give prompt notice thereof to the Company), all documents and information concerning the Company and its subsidiaries furnished to the Parent or the Purchaser in connection with the transactions contemplated in this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Parent or the Purchaser from sources other than the Company, or its directors, officers, auditors or other agents, (ii) in the public domain through no fault of the Parent or the Purchaser or (iii) lawfully acquired by the Parent or the Purchaser on a non-confidential basis from sources who are not known by the Parent or the Purchaser to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the Parent or the Purchaser by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, unless compelled to disclose by judicial or administrative process or by other requirements of law or regulation (in which event the Parent shall give prompt notice thereof to the Company), except its auditors and other advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained for a period of two years from the date hereof and, if requested by or on behalf of the Company, the Parent and the Purchaser will, and will cause their auditors and other agents to, return to the Company or destroy all copies of written information furnished by the Company to the Parent and the Purchaser or their agents, representatives or advisors. It is understood that the Parent and the Purchaser shall be deemed to have satisfied their obligation to hold such information confidential in accordance herewith if they exercise the same care as they take to preserve confidentiality for their own similar information. The provisions of this Section 4.4(b) replace and supersede the obligations of the Parent set forth in any confidentiality agreement previously entered into between the Parent and the Company.

     (c) No investigation pursuant to this Section 4.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     SECTION 4.5 No Solicitation. Neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to solicit, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal, and the Company shall notify the Parent orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any inquiries and proposals which it or any of its subsidiaries or any of their respective representatives or agents may receive; provided, however, that (i) the Company may furnish or cause to be furnished information concerning the Company and its businesses, properties or assets to a third party, and (ii) the Company may engage in discussions or negotiations with a third party if, and only to the extent that (A) the Board of Directors of the Company shall conclude in good faith on the basis of advice from outside counsel that such action is required in order for the Board of Directors of the Company to satisfy its fiduciary obligations under applicable law and (B) prior to taking any of the foregoing actions referred to in clauses (i) or (ii) above, the Company provides reasonable notice (no less than one business day) to and keeps the Parent informed, on a current basis, with respect to such action and obtains a confidentiality agreement from the third party substantially the same as that obtained from the Parent prior to delivering to any such person any non-public information. As used herein, the term "Transaction Proposal" means
(x) any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions contemplated hereby) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or
(y) any proposal, plan or intention to do any of the foregoing either publicly announced or communicated to the Company or any agreement to engage in any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. This section shall not prohibit accurate disclosure by the Company in any document that is required to be filed by the Company with the SEC.

     SECTION 4.6 Employee Benefits Matters. (a) The Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 1995, the employees of the Company and its subsidiaries (other than those employees covered by a collective bargaining agreement) will continue to be provided with employee benefit plans which in the aggregate are substantially comparable to those currently provided by the Company and its subsidiaries to such employees (other than plans involving or related to the securities of the Company). Subject to the foregoing, nothing herein shall (i) prevent the amendment or termination of any such plan, program or arrangement, (ii) interfere with the Surviving Corporation's right or obligation to take any action or refrain from taking any action which the Company could take or refrain from taking prior to the Effective Time. In addition, in administering such plans, programs or arrangements, the Parent may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service.

     SECTION 4.7 Directors' and Officers' Indemnification and Insurance. (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company or otherwise entitled to indemnification pursuant to the Company's By-Laws. In the event that the Surviving Corporation transfers all or substantially all of its operations, the Parent shall guarantee, or shall cause MCI Telecommunications, Inc. to guarantee, the obligations of the Surviving Corporation under this Section 4.7(a).

     (b) The Parent shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company to maintain or procure insurance coverage pursuant hereto.

     SECTION 4.8 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of the Proxy Statement, any required filings under the HSR Act and other Regulatory Requirements, and any amendments to any thereof and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all Licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action. In addition, the Company shall cause senior management of the Company and its subsidiaries to cooperate in good faith with representatives of the Parent in identifying transition issues and formulating plans and strategies to address any such issues.

     SECTION 4.9 Public Announcements. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange or quotation system.

     SECTION 4.10  Taxes. Any liability with respect to taxes specified in
Section 4.14 hereof that are incurred in connection with the Merger shall be borne by the Company and expressly shall not be a liability of the stockholders of the Company.


     SECTION 4.11 Spin-Off Distribution. (a) After the Proxy Statement has been mailed to the Stockholders of the Company but prior to the tenth day before the date of the Stockholders' Meeting, the Board of Directors of the Company shall declare a distribution (the "Spin-Off Distribution") of CTS Common Stock to the holders of Company Common Stock, which distribution shall be payable, contingent on the satisfaction or waiver of the conditions hereto, other than the conditions set forth in Section 5.2(d), in an amount per share of Company Common Stock as follows, in each case subject to Section 4.11(b): (i) if the average closing market price of CTS Common Stock on each of the three trading-days ending on the Spin-Off Distribution Record Date (as defined below) (the "Distribution Price") is equal to or less than $22.00 per share, then each share of Company Common Stock shall be entitled to receive that number of shares of CTS Common Stock equal to the quotient obtained by dividing 3,980,000 by the sum of the then outstanding shares of Company Common Stock and the shares of Company Common Stock then reserved for issuance upon exercise of the Warrant, and (ii) if the Distribution Price per share is more than $22.00 per share, then each share of Company Common Stock shall be entitled to receive that number of shares of CTS Common Stock equal to the quotient obtained by dividing (A) (x) the number of shares which, based on the Distribution Price, have an aggregate value equal to the product of $22.00 times 3,980,000, plus (y) the number of shares which, based on the Distribution Price, have an aggregate value equal to the product of 60% of the difference between the Distribution Price and $22.00 times 3,980,000 by (B) the sum of the then outstanding shares of Company Common Stock and the shares of Company Common Stock then reserved for issuance upon exercise of the Warrant. In the event of any stock split, combination, reclassification, share dividend or other event similarly altering or affecting the value of CTS Common Stock, the foregoing shall be adjusted to the extent deemed appropriate by the Board of Directors of the Company, and subject to the reasonable approval of the Parent, to carry out fully the purposes and intents hereof. The resolutions of the Board of Directors declaring the Spin-Off Distributions and setting forth the terms and conditions described above shall in form and substance be reasonably satisfactory to the Parent.

     (b) In no event will any fractional shares be delivered in the Spin-Off Distribution, and in lieu of fractional shares, the Company shall deliver cash to each holder who would otherwise be entitled to a fractional share in an amount equal to the Distribution Price times such fraction, rounded to the nearest $0.01.

     (c) The Company agrees that until the Spin-Off Distribution has occurred, the resolutions of the Board of Directors of the Company pursuant to which the Spin-Off Distribution is to be declared shall not be terminated, modified, amended or supplemented without the consent of the Parent if the Parent would be adversely affected thereby.

     (d) The Spin-Off Distribution shall occur after the Merger has been approved by the stockholders of the Company and the satisfaction of any other conditions set forth herein (other than as set forth in Section 5.2(d)) and immediately prior to the Effective Time (the "Spin-Off Distribution Payment Date") and be payable to holders of record of Company Common Stock at the close of business on the date immediately preceding the Spin-Off Distribution Payment Date (the "Spin-Off Record Date").

     (e) The Company shall promptly prepare and submit a no-action request letter to the SEC requesting the Division of Corporate Finance of the SEC to confirm that (i) it would not recommend enforcement action to the SEC if the Spin-Off Distribution were effected without registration under the Securities Act, (ii) the shares of CTS Common Stock received in the distribution by stockholders of the Company would not be "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act, and (iii) such other matters as are customarily requested in effecting distributions of shares in similar circumstances. The Company shall exercise its best efforts to obtain a no-action letter confirming the foregoing and, unless such letter includes terms and conditions that are not customary and that are not reasonably satisfactory to the Company, to comply with any conditions imposed by the Division of Corporate Finance in connection therewith. Prior to submitting any such request, the Company will provide counsel to the Purchaser with the opportunity to review and comment thereon, and the Company will cooperate in good faith in responding to any such comments. The Company will promptly furnish to the Parent and its counsel copies of all correspondence with the SEC in connection with the Spin-Off Distribution.

     (f) In the event that the Division of Corporate Finance declines to issue a no-action letter in response to the request described in Section 4.11(e) above, or issues a letter with other than customary terms and conditions which are not reasonably satisfactory to the Parent or the Company, so that the conditions set forth in Sections 5.2(d) and 5.3(c) below cannot be satisfied, then, at the Parent's request, the Company will use its best efforts to enter into a registration rights agreement with CTS on terms and conditions satisfactory to Parent pursuant to which CTS will promptly prepare and file a registration statement (the "CTS Registration Statement") with respect to the CTS Common Stock with the SEC and exercise best efforts to cause such registration statement to be declared effective by the SEC as promptly as practicable, and the Company will use its best efforts to cause the prospectus contained within the CTS Registration Statement to be mailed to the Company's stockholders as promptly as practicable after the CTS Registration Statement is declared effective. The Company hereby covenants that the CTS Registration Statement, at the time it is declared effective, and any amendments or supplements thereto, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, and shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Any registration rights agreement with CTS will require that, prior to filing the CTS Registration Statement or any amendment thereto, CTS will provide the Purchaser and its counsel the opportunity to review and comment thereon, and CTS will cooperate in good faith in responding to any such comments. Any registration rights agreement with CTS will also provide the Purchaser and its legal, financial and other advisors the opportunity to conduct such legal, financial and business due diligence with respect to CTS as they shall reasonably request and that CTS will use its best efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, the independent auditors of CTS, dated a date within two business days of the date on which the registration statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Parent and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the registration statement filed in connection with the CTS Common Stock.

     SECTION 4.12 Certain Agreements. Neither the Company nor any subsidiary will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of the Parent, unless the Board of Directors of the Company or such subsidiary concludes in good faith that waiving such provision is necessary or appropriate in order for the Board of Directors of the Company to act in a manner which is consistent with its fiduciary obligations under applicable law.

     SECTION 4.13 CTS Warrant. The Company shall timely exercise the CTS Warrant to acquire shares of CTS Common Stock in order to include the shares deliverable upon any such exercise in the Spin-Off Distribution.

     SECTION 4.14 Conveyance Taxes. The Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                                   ARTICLE V

                              CONDITIONS OF MERGER

     SECTION 5.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

          (b) Other Approvals. Other than the filing contemplated by Section 1.3, all consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     SECTION 5.2 Conditions to Obligations of Parent and Purchaser. The obligations of the Parent and the Purchaser to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Parent and the
Purchaser:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and

     (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Parent shall have received a certificate signed on behalf of the Company by the Chairman of the Board and Chief Executive Officer of the Company, and by the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by the Chairman of the Board and Chief Executive Officer of the Company, and by the Chief Financial Officer of the Company to such effect.

          (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Entity which, (i) in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Parent or its subsidiaries which would require the Parent or any subsidiary, including the Company or any of its subsidiaries after the Merger, to dispose of any assets with a value in excess of $15 million or which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger, provided that the parties shall have contested in good faith the imposition of any such condition or restriction or (ii) in connection with the grant of a Requisite Regulatory Approval or otherwise, would be reasonably likely to result in a Material Adverse Effect with respect to the Company or any subsidiary thereof.

          (d) Spin-Off Distribution. The Company shall have received a no-action letter from the Division of Corporate Finance of the SEC granting the relief requested in the request letter contemplated by Section 4.11 above and subject only to such customary terms and conditions as may be reasonably satisfactory to the Parent or a CTS Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued. The Board of Directors of the Company shall have set the Spin-Off Record Date and paid the Spin-Off Distribution as contemplated hereby and in compliance with the terms and conditions of the no-action letter so received.

          (e) Parent Board Approval. The Board of Directors of Parent shall have duly authorized and approved this Agreement, the Merger and the other transactions contemplated hereby.

          (f) Dissenters' Rights. No more than 7% of the shares of Company Common Stock shall be, or have the right to become, Dissenting Shares.

     SECTION 5.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of the Parent and the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of the Parent by the Chief Financial Officer of the Parent to such effect.

          (b) Performance of Obligations of the Parent and the Purchaser. The Parent and the Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent by the President of the Parent to such effect.

          (c) Spin-Off Distribution. The Company shall have received a no-action letter from the Division of Corporate Finance of the SEC granting the relief requested in the request letter contemplated by Section 4.11 above and subject only to such customary terms and conditions as may be reasonably satisfactory to the Company, or a CTS Registration Statement shall have been declared effective by the SEC and no stop-order shall have been issued.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) by mutual written consent of the Parent, the Purchaser and the Company; or

          (b) by the Parent, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have been or become untrue, in each case such that the conditions set forth in Section 5.2(a) or Section 5.2(b), as the case may be, would be incapable of being satisfied (following notice and a reasonable opportunity to cure) by October 21, 1995;

          (c) by the Company, upon a breach of any material representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any such representation or warranty of the Parent shall have been or become untrue, in each case such that the conditions set forth in Section 5.3(a) or Section 5.3(b), as the case may be, would be incapable of being satisfied (following notice and a reasonable opportunity to cure) by October 21, 1995;

          (d) by either the Parent or the Company if, any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition;

          (e) by either the Parent or the Company if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder required to be performed at or prior to the Effective Time) the Merger shall not have been consummated on or prior to October 21, 1995, and in any event if the Merger shall not have been consummated on or prior to December 31, 1995;

          (f) by the Parent, if the approval of the stockholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

          (g) by the Parent, if (i) the Board of Directors of the Company shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger in any manner which is adverse to the Parent or the Purchaser or shall have resolved to do the foregoing; or (ii) the Board of Directors of the Company shall have approved or have recommended to the stockholders of the Company a Transaction Proposal or shall have resolved to do the foregoing; or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of the Company Common Stock is commenced (other than by the Parent or any of its subsidiaries or affiliates), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days of the commencement thereof; or (iv) (A) any person (including the Company or any of its subsidiaries or affiliates, but excluding Mr. Adelson) or group (other than the Parent or any of its subsidiaries or affiliates) shall have become the beneficial owner of either (x) 15% or more of the outstanding shares of the Company Common Stock and the Company has directly or indirectly encouraged or assisted such acquisition (including, without limitation, taking any action under Section 203 of the DGCL) or (y) 25% or more of the outstanding shares of the Company Common Stock, or (B) if Mr. Adelson becomes the beneficial owner of shares of Company Common Stock in addition to those owned on the date hereof; or

          (h) by the Company, if prior to the Stockholders' Meeting the Board of Directors of the Company (i) shall fail to make or shall withdraw or modify its recommendation of this Agreement or the Merger if there shall exist at such time a tender offer or exchange offer or a written, bona fide proposal by a third party to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction or (ii) recommends to the Company's stockholders approval or acceptance of any such transaction, in each case if, and only to the extent that, the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law;

          (i) by the Parent if the SEC has declined to issue a favorable no-action letter, or has issued a no-action letter that does not satisfy the requirements of Section 4.11(e) and the Company has not entered into a registration rights agreement with CTS that satisfies the requirements of
     Section 4.11(f) within 15 days after the SEC declines to issue a no action letter or issues a no action letter that does not satisfy the requirements of Section 4.11(e); or

          (j) by the Parent or the Company if the condition precedent set forth in Section 5.2(e) shall not have been satisfied on or prior to June 9, 1995.

     SECTION 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 6.3, Section 4.4(b) and Section 7.1; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 6.3 Fees and Expenses. (a) The Company agrees that if this Agreement shall be terminated pursuant to:

          (i) Section 6.1(b) and (x) such termination is the result of wilful breach by the Company of any material covenant, agreement, representation or warranty contained herein and (y) at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, a Business Combination (as defined in Section 6.3(e) below) involving the Company shall have occurred or the Company shall have entered into a definitive agreement providing for such a Business Combination;

          (ii) Section 6.1(e) and (x) there shall exist a Transaction Proposal with respect to the Company, and (y) at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, a Business Combination involving the Company shall have occurred or the Company shall have entered into a definitive agreement providing for a Business Combination;

          (iii) Section 6.1(f) because the Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of stockholders of the Company called to vote thereon and at the time of such meeting (x) there shall exist a Transaction Proposal with respect to the Company or (y) any event specified in Section 6.1(g)(iv) shall have occurred;

          (iv) Section 6.1(g)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of the Company, there shall exist a Transaction Proposal with respect to the Company or any event specified in Section 6.1(g)(iv) shall have occurred; or

          (v) Section 6.1(g)(iv) and at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, either (A) a Business Combination specified in clause (i) or (ii) of the definition thereof shall have occurred or the Company shall have entered into a definitive agreement providing for such a Business Combination or (B) any person or group shall acquire beneficial ownership of 50% or more of the outstanding Company Common Stock; or

          (vi) Sections 6.1(g)(ii) or (iii), or Section 6.1(h); then the Company shall pay to the Parent an amount equal to (x) $7,500,000, plus (y) all out-of-pocket fees and expenses (including, without limitation, reasonable fees and disbursements payable to any investment bankers, counsel to the Parent, counsel to such investment bankers, and accountants) incurred by the Parent or on its behalf in connection with the analysis, negotiation, preparation, execution and performance of this Agreement, and the Voting Agreements and the consummation of the transactions contemplated hereby and thereby ("Expenses") up to $1,500,000.

     (b) The Company agrees that if this Agreement shall be terminated pursuant to Section 6.1(f) because the Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of stockholders of the Company called to vote thereon, or pursuant to
Section 6.1(b), Section 6.1(g)(i) or Section 6.1(i), then, in any such event, the Company shall pay to the Parent an amount equal to the Parent's Expenses, provided that the Company shall not be obligated to make any payment pursuant to this Section 6.3(b) if the Company shall be obligated to make a payment to the Parent pursuant to Section 6.3(a).

     (c) The Parent agrees that if this Agreement shall be terminated pursuant to Section 6.1(c) or 6.1(j), then the Parent shall pay to the Company an amount equal to (x) $1,500,000 plus (y) all out-of-pocket fees and expenses (including, without limitation, reasonable fees and disbursements payable to any investment bankers, counsel to the Company, counsel to such investment bankers, and accountants) incurred by the Company or on its behalf in connection with the analysis, negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, up to $1,500,000.


     (d) Any payment required to be made pursuant to Section 6.3(a) through
Section 6.3(c), inclusive, shall be made contemporaneously with the termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment, and termination by any party required to make such payment contemporaneously therewith shall not be effective until such payment shall have been made pursuant hereto, except that any payment to be made as the result of an event described in Section 6.3(a)(i), 6.3(a)(ii) or 6.3(a)(v) shall be made as promptly as practicable but not later than five business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination. Any payment made pursuant to Sections 6.3(a) through 6.3(c), inclusive, shall not preclude the recipient of such payment from seeking monetary damages from the other party as described in Section 6.2.


     (e) For purposes of this Section 6.3, the term "Business Combination" shall mean any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (iii) (A) any person (including the Company or any of its subsidiaries or affiliates, but excluding Mr. Adelson) or any group (other than the Parent or any of its subsidiaries or affiliates) becoming the beneficial owner of either (x) 15% or more of the outstanding shares of the Company Common Stock and the Company has directly or indirectly encouraged or assisted such acquisition (including, without limitation, taking any action under Section 203 of the DGCL) or (y) 25% or more of the outstanding shares of the Company Common Stock, or (B) Mr. Adelson becoming the beneficial owner of shares of Company Common Stock in addition to those owned on the date hereof.

     (f) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Parent and the respective Boards of Directors of the Purchaser and the Company at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 6.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     SECTION 7.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 6.1, except that those set forth in Section 4.4(b), Section 6.3 and
Article VII shall survive termination indefinitely (in accordance with the terms of such provisions).

     SECTION 7.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to the Parent or the Purchaser:

           MCI Communications Corporation
           1801 Pennsylvania Avenue, N.W.
           Washington, D.C. 20006
           Attention: John R. Worthington, Esq.

        with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention: Richard Capelouto, Esq.

        if to the Company:

           Nationwide Cellular Service, Inc.
           20 East Sunrise Highway
           Valley Stream, New York 11582
           Attention: Stephen Katz

        with a copy to:


           Parker Chapin Flattau & Klimpl, LLP
           1211 Avenue of the Americas
           New York, New York 10036
           Attention: Edward R. Mandell, Esq.


     SECTION 7.3  Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1994 were prepared;

          (e) "knowledge" means knowledge after reasonable inquiry;

          (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, the Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, the Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For purposes of this Agreement, CTS shall not be considered a subsidiary of the Company.

     SECTION 7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.


     SECTION 7.5 Amendment and Restatement; Effectiveness of Representations, Warranties and Agreements. (a) This Agreement amends certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety so as to reflect and give effect to such amendments; except as provided in Section 7.5(b), all amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect from the date of the Original Agreement.



     (b) Each of the representations and warranties made in Sections 3.1 and 3.2 shall be deemed (i) to be made on the date of the Original Agreement (other than the representations and warranties in respect of this Agreement that are contained in Sections 3.1(d) and 3.2(b), which are made as of the date hereof) and as of the Closing Date and (ii) not made on the date hereof (except as set forth in the parenthetical in clause (i) above).

     SECTION 7.6 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent and the Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of the Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.



     SECTION 7.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.



     SECTION 7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.



     SECTION 7.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.



     SECTION 7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



     IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement, as amended and restated, to be executed as of the date first written above by their respective officers thereunto duly authorized, all as of August 17, 1995.


                                            MCI COMMUNICATIONS CORPORATION


                                            By: /s/  MICHAEL J. ROWNY
                                               ---------------------------

                                               Name: Michael J. Rowny


                                               Title: Executive Vice President


                                            NTS ACQUISITION CORP.


                                            By: /s/  MICHAEL J. ROWNY
                                               ---------------------------

                                               Name: Michael J. Rowny


                                               Title: Executive Vice President


                                            NATIONWIDE CELLULAR SERVICE, INC.

                                            By: /s/  STEPHEN KATZ
                                                -------------------------
                                                Name: Stephen Katz
                                                Title: Chief Executive Officer

                                   SCHEDULE A

                   STOCKHOLDERS OF THE COMPANY TO EXECUTE AND
                           DELIVER VOTING AGREEMENTS

1. Stephen Katz
2. Jay Bernstein
3. Mel Steinberg
4. Larry Altman
5. Jerome Sanders
6. Joseph A. Gregori

Investment Banking Division
                                                                         ANNEX B
PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019
212 713-2000

                                                                    PaineWebber


August 18, 1995

Board of Directors
Nationwide Cellular Service, Inc.
20 East Sunrise Highway
Valley Stream, New York 11581-1252

Gentlemen:

     Nationwide Cellular Service, Inc. (the "Company" or "Nationwide"), MCI Communications Corporation (the "Purchaser") and NTS Acquisition Corp., an indirect wholly-owned subsisidiary of the Purchaser ("Sub"), have entered into an Agreement and Plan of Merger dated May 22, 1995, as amended and restated as of August 17, 1995 (the "Agreement"), pursuant to which Sub shall be merged with and into the Company (the "Merger"). At the Purchaser's election, the Merger may alternatively be structured so that (i) the Company is merged with and into the Purchaser, Sub or any other direct or indirect subsidiary of the Purchaser or (ii) any direct or indirect subsidiary of the Purchaser other than Sub is merged with and into the Company. In the Merger, each share of the Company's Common Stock, par value $0.01 per share, will be converted into the right to receive $18.50 per share in cash (the "Consodieration"), without interest thereon. In addition, Nationwide will distribute to its stockholders, immediately prior to the Merger (but not as a part of the Merger), shares of common stock of Cellular Technical Services Company, Inc. ("CTS") which it then owns; provided, however, that the number of shares of CTS common stock distributed to the Company's stockholders is subject to adjustment based upon the trading price of CTS's comon stock prior to the distribution. All liabilities (including the tax liability resulting from the distribution of shares of CTS common stock) of the Company will be retained by the Company following the Merger.

     You have asked us whether or not, in our opinion, the proposed Consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view.

PaineWebber

        In arriving at the opinion set forth, we have among other things:

        (1) Reviewed, among other public information, the Company's Annual Report, Forms 10-K, Forms 10-Q and related financial information at and for the twelve months ended December 31, 1992; the twelve months ended December 31, 1993; the twelve months ended December 31, 1994; the three months ended March 30, 1995; and the six months ended June 30, 1995;

        (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

        (3) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

        (4) Reviewed the historical market prices and trading activity for the Company's Common Stock and compared them with that of certain publicly traded companies which we deemed relevant;

        (5) Compared the results of operations of the Company with that of certain companies which we deemed relevant;

        (6) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed relevant;

        (7) Reviewed the Agreement and Plan of Merger dated May 22, 1995 (the "Merger Agreement") and a draft amendment to the Merger Agreement dated August 16, 1995; and

        (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

        In addition our opinion assumes that the tax liability resulting from the distribution by the Company, to its stockholders, of the CTS common shares will not be substantially less than it would have been had such distribution occurred on May 19, 1995. No opinion is expressed herein, however, as to the value of the CTS common stock or the fairness, from a financial point of view, of the distribution of such stock to the Company's stockholders.

        In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and we have not independently verified such information. We have assumed that the financial forecasts which we have examined were prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company with respect to the future performance of the Company. We have not undertaken, and have not been provided with, an independent evaluation or appraisal of the assets or liablities (contingent or otherwise) of the Company and have assumed, other than as noted in the preceding paragraph, that all material liablities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's consolidated financial statements. Our opinion is based upon regulatory, economic, monetary and market conditions exisiting on the date hereof.

PaineWebber

     Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any holder of Common Stock as to how any such stockholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies discussed by the Board of Directors of the Company.

     This opinion has been prepared solely for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in filings by the Company under applicable securities laws.

     PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will receive a fee upon the closing of the Merger.

     In the ordinary course of our business, we may actively trade the equity and debt securities of the Company and the Purchaser for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     In rendering this opinion, we have not been engaged to act as an agent or fiduciary of, and the Company has expressly waived and duties or liabilities we may otherwise be deemed to have had to, the Company's equity holders or any other third party.

     On the basis of, and subject to the foregoing, we are of the opinion, that, as of the date hereof, the proposed Consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED

                                          /s/ PAINEWEBBER INCORPORATED
                                          -----------------------------

                                                                         ANNEX C

                  DELAWARE GENERAL CORPORATION LAW SECTION 262

262. APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

             (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

             (d) Appraisal rights shall be perfected as follows:

                (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

             (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

             (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

             (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

             (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

             (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or any state.

             (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

             (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

             (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY


                      NATIONWIDE CELLULAR SERVICE, INC.
                           20 East Sunrise Highway
                        Valley Stream, New York 11582

                   THIS PROXY IS SOLICITED BY THE COMPANY'S
                          BOARD OF DIRECTORS FOR THE
                       SPECIAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON TUESDAY, SEPTEMBER 19, 1995


     The undersigned holder of Common Stock of Nationwide Cellular Service, Inc., a Delaware corporation (the "Company"), hereby appoints Stephen Katz and Jerome Sanders, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held on Tuesday, September 19, 1995 at 10:00 a.m. local time, at The Drake Hotel, 440 Park Avenue, New York, New York 10022, and at any adjournment of postponement thereof.

     The Board of Directors recommends a vote FOR approval and adoption of the Agreement and Plan of Merger.

     1. Approval and adoption of the Agreement and Plan of Merger as described in the Company's Proxy Statement.

           /  /  FOR          /  /  AGAINST          /  /  ABSTAIN

     2. Upon such other matters as may properly come before the Special Meeting and any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.


                                              (Continue and sign on other side)

(Continued from other side)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL SET FORTH IN ITEM 1 AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE DISCRETION OF THE PROXYHOLDERS AS DESCRIBED IN THE PROXY STATEMENT.

     The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and the accompanying Proxy Statement.


                               -----------------------------------------------
                                                 (Signature)

                               -----------------------------------------------
                                           (Signature if held jointly)

                               Date                                    , 1995
                                    -----------------------------------

                               Please sign exactly as name appears hereon and mail it promptly even though you now plan to attend the Special Meeting. When shares are held by joint tenants, both should sign. When signing as Attorney, Executor, Administrator, Guardian or Trustee, please add your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                  PLEASE MARK, SIGN AND DATE THIS PROXY CARD
               AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.
             NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.